Exhibit 4.1

THIRD AMENDED AND RESTATED PRECIOUS METALS AGREEMENT

THIS THIRD AMENDED AND RESTATED PRECIOUS METALS AGREEMENT, dated as of September 28, 2010, but made effective as of October 1, 2010 (the “Effective Date”), is by and among: THE BANK OF NOVA SCOTIA, a Canadian chartered bank (the “Metal Lender”); and BRUSH ENGINEERED MATERIALS INC., an Ohio corporation (“BEM”); WILLIAMS ADVANCED MATERIALS INC., a New York corporation (“WAM”); TECHNICAL MATERIALS, INC., an Ohio corporation (“TMI”); BRUSH WELLMAN INC., an Ohio corporation (“BWI”); ZENTRIX TECHNOLOGIES INC., an Arizona corporation (“ZTI”); WILLIAMS ACQUISITION, LLC, a New York limited liability company d/b/a Pure Tech (“WAL”); THIN FILM TECHNOLOGY, INC., a California corporation (“TFT”); TECHNI-MET, LLC, a Delaware limited liability company (“TML”), ACADEMY CORPORATION, a New Mexico corporation (“AC”); and ACADEMY GALLUP, LLC, a New Mexico limited liability company (“AG”), and such other Subsidiaries (as hereinafter defined) of BEM who may from time to time become parties hereto by means of their execution and delivery with Metal Lender of a Joinder Agreement (as hereinafter defined). BEM, WAM, TMI, BWI, ZTI, WAL, TFT, TML, AC, AG and such Subsidiaries are herein sometimes referred to collectively as the “Customers” and each individually as a “Customer”.

BACKGROUND

A. The Customers and the Metal Lender desire to enter into this Third Amended and Restated Precious Metals Agreement (as the same may be amended, supplemented, extended, restated or otherwise modified from time to time, this “Agreement”) to amend and restate in its entirety that certain Second Amended and Restated Precious Metals Agreement, dated as of December 28, 2007, by and among the Metal Lender and the Customers, as amended by (i) Amendment No. 1 to Second Amended and Restated Precious Metals Agreement, dated as of March 3, 2008, (ii) Amendment No. 2 to Second Amended and Restated Precious Metals Agreement, dated as of June 25, 2008, (iii) Amendment No. 3 to Second Amended and Restated Precious Metals Agreement, dated as of October 2, 2009, (iv) Amendment No. 4 to Second Amended and Restated Precious Metals Agreement, dated as of February 11, 2010, (v) Amendment No. 5 to Second Amended and Restated Precious Metals Agreement, dated as of April 30, 2010, and (vi) Amendment No. 6 to Second Amended and Restated Precious Metals Agreement, dated as of June 9, 2010 (as amended, the “Original Agreement”) and to supersede all prior precious metal sale, precious metal consignment and similar agreements among the parties hereto.

B. Pursuant to this Agreement, (a) the Metal Lender will extend to the Customers (i) a precious metals consignment facility, (ii) a gold loan facility, (iii) a precious metals hedging facility, and (iv) a precious metals storage facility, all on the terms and conditions, and in reliance upon the covenants, representations and warranties of the Customers hereinafter set forth, and (b) as of the Effective Date, (i) all “Consigned Precious Metal” and all “Loaned Gold” outstanding under the Original Agreement shall constitute Consigned Precious Metal and Loaned Gold hereunder, and (ii) all other obligations outstanding under the Original Agreement shall constitute Obligations outstanding hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

When used herein, the terms set forth below shall be defined as follows:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Secured Precious Metal Facility Indebtedness” means the value (as determined in accordance with Section 2.2 hereof) of all Precious Metal and base metal outstanding on consignment, loan, conditional sale or lease from the Metal Lender under this Agreement and from all Approved Consignors under Permitted Precious Metal Agreements plus any unpaid purchase price for such Precious Metal or base metal that has been withdrawn and is required to be purchased and paid for in full under this Agreement or such Permitted Precious Metal Agreements.

“Aggregate Secured Precious Metal Limit” means the maximum aggregate value of all Consigned Precious Metal (as defined in the Metal Intercreditor Agreement) permitted to be outstanding at any particular time pursuant to Section 4.8 of the Metal Intercreditor Agreement.

“Agreement” has the meaning set forth in Background Paragraph A hereof.

“Applicable Margin” shall be 3.50% on the Effective Date until adjusted in accordance with the next sentence. From and after the date which is five (5) Business Days after the Metal Lender’s receipt of Customers’ financial statements and compliance certificate for the period ending September 30, 2010, the Applicable Margin will be determined quarterly based on BEM’s Leverage Ratio (as determined and evidenced by Customers’ most recent quarterly financial statements and quarterly compliance certificate delivered to the Metal Lender) as follows:

Leverage Ratio
(Exclusive of Consignment)	Applicable Margin
>3.75x	4.00%

< or = 3.75x but >2.50x	3.75%

< or = 2.50x but >1.25x	3.50%

< or = 1.25x	3.25%

No downward adjustment in the Applicable Margin shall be permitted following the occurrence and during the continuance of an Event of Default. Notwithstanding the foregoing or anything else to the contrary in this Agreement, within thirty (30) days after the Customers deliver to the Metal Lender the annual, audited financial statements of BEM with respect to any particular Fiscal Year pursuant to Section 9.1(a), either the Customer Agent or the Metal Lender may prepare and deliver to the other a statement (a “Recalculation Statement”) setting forth (i) the assertion of such party that the Applicable Margin used with respect to any particular quarter of such Fiscal Year was incorrect based on verification of BEM’s Leverage Ratio for such quarter based on the annual, audited financial statements of BEM, and (ii) such party’s calculation of the correct Leverage Ratio, resulting Applicable Margin and resulting shortfall or excess in fees charged hereunder based on such calculations. Within thirty (30) days following receipt by a party of a Recalculation Statement, the parties shall review the Recalculation Statement and BEM’s annual, audited financial statements and make such adjustments as are necessary to achieve the results required by the next paragraph.

If the actual Applicable Margin (as determined pursuant to the preceding paragraph) is greater than the Applicable Margin that was used for a particular quarter, then the fees charged hereunder with respect to such quarter will be retroactively adjusted upward to reflect the actual Applicable Margin that should have been used, and the Customers shall pay, by bank wire transfer of immediately available funds to an account designated by the Metal Lender, an amount in cash equal to such upward adjustment. If the actual Applicable Margin (as determined pursuant to the preceding paragraph) is less than the Applicable Margin that was used for a particular quarter, then the fees charged hereunder with respect to such quarter will be retroactively adjusted downward to reflect the actual Applicable Margin that should have been used, and the Metal Lender shall pay, by bank wire transfer of immediately available funds to an account designated by the Customer Agent, an amount in cash equal to such downward adjustment. Any payment required pursuant to the foregoing will not be subject to any late fee, default rate or other penalties hereunder.

“Approved Consignor” means a Person who supplies precious or base metals to any of the Customers on a secured basis (whether styled as a consignment, loan, conditional sale, lease or other secured financing) and who is a party to the Metal Intercreditor Agreement.

“Approved Domestic Location(s)” means the Premises of any of the Customers located in the continental United States and listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location located in the continental United States approved by the Metal Lender in writing from time to time.

“Approved Foreign Location(s)” means locations located outside of the continental United States and listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location located outside of the continental United States approved by the Metal Lender in writing from time to time.

“Approved Locations” means, collectively (a) the Approved Domestic Locations, (b) the Approved Foreign Locations, (c) the locations of the Approved Refiners/Fabricators, and (d) the Approved Subconsignee Locations.

“Approved Refiners/Fabricators” means the refiners and fabricators listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and such other fabricators and refiners as may be approved by the Metal Lender in writing from time to time; provided, however, the Metal Lender shall have the right, in its reasonable discretion, to give reasonable advance written notice to the Customer Agent that a particular fabricator or refiner, whether now, or hereafter approved, is no longer an Approved Refiner/Fabricator.

“Approved Storage Facility Location(s)” means the Premises of any of the Customers located in the continental United States and listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location located in the continental United States approved by the Metal Lender in writing from time to time.

“Approved Subconsignee Locations” means, collectively, the locations described in Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location approved by the Metal Lender in writing from time to time, where Consigned Precious Metal may be located while in the possession of Approved Subconsignees.

“Approved Subconsignee Precious Metal” means all Consigned Precious Metal outstanding on sub-consignment from the Customers to Approved Subconsignees.

“Approved Subconsignees” means the subconsignees listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other subconsignee approved by the Metal Lender in writing from time to time.

“Authorized Representatives” means all person(s) who are authorized by and on behalf of the Customer Agent or the Customers under this Agreement, including, without limitation, (a) to transact Consignment, Gold Loan and purchase and sale transactions with the Metal Lender under the Consignment Facility or the Gold Loan Facility; (b) to request that a Consignment under the Consignment Facility or Gold Loan under the Gold Loan Facility be continued as such or converted to a Consignment or Gold Loan of another Type; and (c) to enter into Precious Metal Hedging Transactions with the Metal Lender under the Precious Metal Hedging Transaction Facility.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) as amended from time to time, and any rule or regulation promulgated thereunder.

“Beryllium Contracts” means any and all agreements or other arrangements (however styled) for the purchase, procurement or other acquisition of beryllium, in whatever form, entered into from time to time by any Customer (including, without limitation, Beryl Ore, Copper Beryllium Master Alloy, Vacuum Cast Beryllium Ingot and Vacuum Hot Pressed Beryllium Billet), but only to the extent that the US Dollar equivalent of any Indebtedness related thereto does not exceed $20,000,000 during any consecutive twelve-month period.

“Business Day” means a day on which commercial banks settle payments in (a) London, if the payment obligation is calculated by reference to any pricing period or pricing mechanism relating to London, or (b) New York, New York, for all other payment obligations; an adjustment will be made if a date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day except as otherwise set forth herein.

“Capital Expenditures” means, without duplication, any expenditure by any Customer for any purchase or other acquisition or development of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of BEM and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” means, for any Person, any lease of property by such Person as lessee which would be capitalized on such Person’s balance sheet in accordance with GAAP.

“Category” means, with respect to any Precious Metal, its nature as Gold, Silver, Platinum, Palladium or Rhodium.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of equity interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of BEM; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of BEM by Persons who were neither (i) nominated by the board of directors of BEM nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“Client” means any third-party customer or client of a Customer that delivers (whether by physical delivery or by means of entries in any “pool account”, “toll account”, or similar arrangement) Client Metal to such Customer pursuant to an arrangement (each, a “Client-Customer Arrangement”) whereby, in the ordinary course of such Customer’s business, it (a) refines such Client Metal for such third-party customer or client, or (b) uses such Client Metal to manufacture or fabricate one or more products or provide other services for such third-party customer or client.

“Client-Customer Arrangement” has the meaning set forth in the definition of “Client”.

“Client Metal” means any Precious Metal or other property owned or held by any Client, and any Precious Metal or other property consigned, loaned or provisionally sold to any Client by any Person other than a Customer.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral” means any collateral securing payment of all or any portion of the Obligations, including, without limitation, Consigned Precious Metal and Loaned Gold.

“Collateral Access Agreement” means any landlord waiver or other similar agreement between the Metal Lender and any third party (including all bailees or consignees, but excluding all Approved Refiners/Fabricators and Approved Subconsignees) in possession of any Collateral or any landlord of any Customer for any leased Premises where any Collateral is located, as any such waiver or similar agreement may be amended, restated or otherwise modified from time to time.

“Collateral Agent” means The Bank of Nova Scotia, in its capacity as Collateral Agent for itself and for the Approved Consignors pursuant to the Metal Intercreditor Agreement.

“Collateral Compliance Certificate” shall have the meaning set forth in Section 9.1(e).

“Consigned Precious Metal” means Precious Metal which has been consigned to a Customer pursuant to the Consignment Facility.

“Consignment” means a consignment of Precious Metal by the Metal Lender to a Customer under the Consignment Facility.

“Consignment Facility” means the facility established pursuant to Section 2 hereof, whereby a Customer may request Consignments of Precious Metal from the Metal Lender.

“Consignment Facility Indebtedness” means the value (as determined in accordance with Section 2.2 hereof) of Consigned Precious Metal plus any unpaid purchase price for Consigned Precious Metal that has been withdrawn from Consignment and is required to be purchased under the Consignment Facility.

“Consignment Limit” means (a) the lesser of: (i) One Hundred Forty Million Dollars ($140,000,000); and (ii) the value (as determined in accordance with Section 2.2 hereof) of the Customers’ Inventory of Precious Metal (including any Precious Metal obtained or, at the time of determination, proposed to be obtained, by a Customer pursuant to this Agreement) at Approved Locations or in transit between any Approved Locations which is (A) not outstanding on consignment, loan or lease to the Customers from Approved Consignors under Permitted Precious Metals Agreements, and (B) is free and clear of all Liens other than Permitted Metal Liens, minus (b) the Gold Loan Facility Indebtedness.

“Consolidated” or “consolidated” means, wherever used in conjunction with a financial statement, covenant or definition, such financial statement, covenant or definition shall (unless otherwise specifically stated) refer to BEM and its Subsidiaries on a consolidated basis determined, calculated or applied in accordance with GAAP.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) Consolidated Tax Expense, (c) depreciation, (d) amortization, (e) depletion expense, and (f) nonrecurring losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, nonrecurring gains realized other than in the ordinary course of business, all calculated for BEM and its Subsidiaries on a consolidated basis.

“Consolidated Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense to the extent paid in cash during such period, plus scheduled principal payments on Indebtedness made during such period, plus Capitalized Lease payments made during such period, all calculated for BEM and its Subsidiaries on a Consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of BEM and its Subsidiaries calculated on a Consolidated basis for such period (but not including any up-front fees paid in connection with this Agreement (or the Original Agreement), any Permitted Precious Metals Agreement subject to the Metal Intercreditor Agreement or the Senior Credit Agreement).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of BEM and its Subsidiaries calculated on a Consolidated basis for such period.

“Consolidated Net Worth” means, on any date, all amounts that would be included under stockholders’ equity on a consolidated balance sheet of BEM and its consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Tax Expense” means, with reference to any period, the tax expense of BEM and its Subsidiaries calculated on a Consolidated basis for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of BEM and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Funded Debt” means all Indebtedness for borrowed money and Capitalized Leases, including, without limitation, current, long-term and Subordinated Indebtedness, for BEM and its Subsidiaries on a Consolidated basis, provided that for purposes of this definition, obligations under the following will not be considered in calculating Consolidated Funded Debt: (a) obligations under Swap Agreements, (b) obligations under this Agreement and obligations under other Permitted Precious Metals Agreements, (c) obligations under the Beryllium Contracts, and (d) Indebtedness under any sale and leaseback transaction.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Customer(s)” shall have the meaning set forth in the Preamble, including any other direct or indirect wholly-owned Subsidiary of BEM which, upon BEM’s request and with the consent of the Metal Lender (which shall not be unreasonably withheld or delayed), becomes a party hereto by executing and delivering a Joinder Agreement.

“Customer Agent” means BEM, in its capacity as agent of the Customers and each of them.

“Default” means (a) an Event of Default or (b) an event or condition that, but for the requirement that time elapse or notice be given or both, would constitute an Event of Default.

“Dollars” and “$” means lawful currency of the United States.

“Drawdown Date” means (a) with respect to the Consignment Facility, the date on which any Consignment under the Consignment Facility is made or is to be made and the date on which any Consignment under the Consignment Facility is converted or continued in accordance with Section 2.5 hereof, and (b) with respect to the Gold Loan Facility, the Effective Date and the date on which any Gold Loan is converted or continued in accordance with Section 3.5 hereof.

“Effective Date” has the meaning set forth in the Preamble.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Customers directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Precious Metal” means Precious Metal owned by the Customers (excluding therefrom, however, (i) the aggregate amount of all Precious Metal outstanding under the Gold Loan Facility, (ii) the aggregate amount of all Precious Metal which is on consignment, loan or conditional sale from an Approved Consignor, and (iii) all Approved Subconsignee Precious Metal), which is free and clear of all Liens (other than Permitted Metal Liens) and which is located at one or more of the Customers’ Premises which are also Approved Domestic Locations and which Premises are either (a) owned by a Customer or (b) are the subject of a valid and effective Collateral Access Agreement.

“Event of Default” means each and every event specified in Section 10.1 of this Agreement.

“Fiscal Month” means any of the monthly accounting periods of BEM.

“Fiscal Quarter” means any of the quarterly accounting periods of BEM.

“Fiscal Year” means any of the annual accounting periods of BEM ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each Fiscal Quarter of BEM for the then most-recently ended four (4) Fiscal Quarters of (a) Consolidated EBITDA, minus cash taxes paid, minus the unfinanced portion of Consolidated Capital Expenditures, minus cash dividends, plus cash tax refunds, to (b) Consolidated Fixed Charges, all calculated for BEM and its Subsidiaries on a Consolidated basis.

“Fixed Consignment Fee” means a consignment fee calculated in accordance with the provisions of Section 2.3(d) hereof.

“Fixed Gold Loan Fee” means a Gold Loan fee calculated in accordance with Section 3.3(d) hereof.

“Fixed Rate Consignment” means a Consignment bearing a Fixed Consignment Fee.

“Fixed Rate Gold Loan” means a Gold Loan bearing a Fixed Gold Loan Fee.

“Fixed Rate Period” means, with respect to the Consignment of Precious Metal based upon a Fixed Consignment Fee or a Gold Loan of Precious Metal based upon a Fixed Gold Loan Fee, the period beginning on the Drawdown Date and ending one (1) month, two (2) months, three (3) months, six (6) months, nine (9) months, twelve (12) months or (if approved by the Metal Lender) twenty-four (24) months, after such Drawdown Date (or such other period as the Metal Lender and the Customer shall agree upon from time to time thereafter), as the Customer may select in its relevant notice pursuant to Sections 2.4 or 2.5 (in the case of Consignments) and Sections 3.4 and 3.5 (in the case of Gold Loans); provided, however, that, if such Fixed Rate Period would otherwise end on a day which is not a London Banking Day, such Fixed Rate Period shall end on the next following London Banking Day; provided, however, that if such next following London Banking Day is the first London Banking Day of a calendar month, such Fixed Rate Period shall end on the next preceding London Banking Day; and no Fixed Rate Period may end on a date later than ten (10) Business Days prior to the Maturity Date.

“Floating Consignment Fee” means a consignment fee calculated in accordance with the provisions of Section 2.3(c) hereof.

“Floating Gold Loan Fee” means a gold loan fee calculated in accordance with the provisions of Section 3.3(c) hereof.

“Floating Rate Consignment(s)” means a Consignment bearing a Floating Consignment Fee.

“Floating Rate Gold Loan” means a Gold Loan bearing a Floating Gold Loan Fee.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gold” means, except as provided in, and for the purposes of, Section 2.1(b) hereof, gold having a minimum degree of fineness of ninety-nine and 50/100 percent (99.50%), in bars of approximately four hundred (400) troy ounces, one hundred (100) troy ounces or one (1) kilo (32.150 troy ounces) each, or in bags of gold grain of approximately one hundred (100) troy ounces each, in form available to the Metal Lender, or in such other degree of fineness or form as the parties may agree upon from time to time.

“Gold Loan” means the loan of Gold by the Metal Lender to Customers under the Gold Loan Facility.

“Gold Loan Facility” means the facility established pursuant to Section 3 hereof, whereby the Customers may request the loan of Gold from the Metal Lender on the Effective Date.

“Gold Loan Facility Indebtedness” means, without duplication, the value (as determined in accordance with Section 3.2 hereof) of Loaned Gold plus any unpaid purchase price payable in respect to Loaned Gold for which final settlement has occurred but for which payment has not been made.

“Gold Loan Limit” means the lesser of (a) the value (as determined in accordance with Section 2.2 hereof) of 23,781 fine troy ounces of Gold, and (b) One Hundred Forty Million Dollars ($140,000,000), minus the Consignment Facility Indebtedness.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other similar instruments, (e) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other off-balance sheet liabilities, (f) obligations under Capitalized Leases, (g) contingent obligations for which the underlying transaction constitutes Indebtedness under this definition, (h) the stated face amount of all letters of credit or bankers’ acceptances issued for the account of such Person and, without duplication, all reimbursement obligations with respect to such issued letters of credit, (i) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, under or in connection with Swap Agreements, including, without limitation, Net Mark-to-Market Exposure, and (j) obligations of such Person under any sale and leaseback transaction.

“Indemnified Parties” shall have the meaning set forth in Section 16.15 hereof.

“Indemnified Liabilities” shall have the meaning set forth in Section 16.15 hereof.

“Intercreditor Agreements” means (a) the Lender Intercreditor Agreement, and (b) the Metal Intercreditor Agreement, as each may be amended from time to time.

“Inventory” shall have the meaning set forth in Article 9 of the Uniform Commercial Code.

“ISDA Agreement” means any ISDA Master Agreement at any time in existence between one or more Customers and the Metal Lender, together with the Schedule related thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Joinder Agreement” means a Joinder Agreement in a form reasonably acceptable to the parties hereto pursuant to which each operating Subsidiary of BEM which holds Consigned Precious Metal may become a Customer and a party to this Agreement.

“Lender Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of December 28, 2007, by and between the Collateral Agent (on behalf of the Metal Lender and Approved Consignors) and the Agent (on behalf of the Lenders under the Senior Credit Agreement), as amended by (a) Amendment No. 1 to Amended and Restated Intercreditor Agreement, dated as of March 3, 2008, (b) Amendment No. 2 to Amended and Restated Intercreditor Agreement, dated as of October 2, 2009, and (c) Amendment No. 3 to Amended and Restated Intercreditor Agreement, dated as of May 7, 2010, and as may be further amended, restated or supplemented from time to time.

“Letter of Credit” means an irrevocable stand-by letter of credit in favor of the Metal Lender, reasonably acceptable to the Metal Lender in form and substance, issued and delivered to the Metal Lender by JPMorgan Chase Bank, N.A. or any other domestic bank reasonably acceptable to the Metal Lender.

“Letter of Credit Locations” means, collectively, the Approved Foreign Locations and the Approved Subconsignee Locations.

“Leverage Ratio” means the ratio, determined as of the last day of each Fiscal Quarter of BEM for the then most-recently ended four (4) Fiscal Quarters of (a) Consolidated Funded Debt to (b) Consolidated EBITDA.

“Lien” means any lien (statutory or other), mortgage, security interest, consignment interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loaned Gold” means Gold loaned to the Customers under Section 3 hereof.

“London Banking Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, condition (financial or otherwise), or results of operations of BEM and its Subsidiaries taken as a whole, (b) the ability of any Customer to perform its material obligations under this Agreement or the other Precious Metal Documents to which it is a party, (c) a material portion of the Collateral subject to this Agreement, or the Metal Lender’s Liens on the Collateral, or the priority of any such Liens, or (d) the validity or enforceability of any of the Precious Metal Documents or the rights or remedies of the Metal Lender thereunder.

“Material Indebtedness” means any Indebtedness (other than the Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of the Customers in an aggregate principal amount exceeding $10,000,000 (or the equivalent thereof in currencies other than dollars). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Customers in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Customer would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means September 30, 2013, except that, if, on or before August 10, 2012, the Senior Credit Agreement has not been amended or restated to extend the “maturity date” thereof to at least September 30, 2013 (or refinanced or replaced with a new cash credit facility with such a “maturity date”), then the Maturity Date hereunder shall be November 7, 2012. Any obligations of the Customers under this Agreement which are not paid when due on or before the Maturity Date shall remain subject to the provisions of this Agreement until all Obligations are paid and performed in full.

“Metal Intercreditor Agreement” means the Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 28, 2007, by and among the Collateral Agent and Approved Consignors, as amended by (a) Amendment No. 1 and Joinder to Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of October 2, 2009, (b) Amendment No. 2 to Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of January 5, 2010, and (c) Amendment No. 3 to Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of February 11, 2010, and as may be further amended, restated or supplemented from time to time.

“Metal Lender” means The Bank of Nova Scotia, a Canadian chartered bank.

“Metal Lender’s Address” means One Liberty Plaza, 25th Floor, New York, New York 10006, Attn: Tim Dinneny, Managing Director, or such other person or address as the Metal Lender shall designate from time to time in accordance with the provisions hereof.

“Net Marked-to-Market Exposure” means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of the Customers arising from Swap Agreements and Precious Metal Hedging Transactions. As used in this definition, “unrealized losses” means the fair market value of the costs to a Customer of replacing such Swap Agreement or Precious Metal Hedging Transaction as of the date of determination (assuming the Swap Agreement or Precious Metal Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Customer of replacing such Swap Agreement or Precious Metal Hedging Transaction as of the date of determination (assuming such Swap Agreement or Precious Metal Hedging Transaction were to be terminated as of that date) and, with respect to Precious Metal Hedging Transactions, as reasonably determined and communicated by the Metal Lender to the Customer Agent and, to the extent applicable to the particular Precious Metal Hedging Transaction, using the value of underlying Precious Metal calculated in accordance with Section 2.2 hereof.

“Obligations” means any and all Indebtedness, obligations and liabilities of the Customers to the Metal Lender of every kind and description, direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising under this Agreement or any other Precious Metal Document, including, without limitation, all Indebtedness and obligations of the Customer under the Consignment Facility, the Gold Loan Facility, the Segregated Storage Facility and the Precious Metal Hedging Transaction Facility, and all interest, taxes, fees, charges, expenses and attorneys’ fees chargeable to the Customers hereunder or thereunder.

“Original Agreement” has the meaning set forth in Background Paragraph A hereof.

“Palladium” means, except as provided in, and for the purposes of Section 2.1(b) hereof, palladium having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%), in sponge, plate or ingots, in form available to the Metal Lender, or in such other degree of fineness or form as the parties may agree upon from time to time.

“Participant” shall have the meaning set forth in Section 14.2(a) hereof.

“Permitted Liens” shall have the meaning set forth in Section 9.14 hereof.

“Permitted Metal Liens” shall have the meaning set forth in Section 9.14 hereof.

“Permitted Precious Metals Agreements” means gold, silver, platinum, palladium, rhodium and other precious metal (including for the purposes of this definition copper, even though copper is not generally deemed to be a precious metal) consignment, loan, conditional sale or lease agreements or arrangements entered into from time to time by BEM or any of its Subsidiaries, to the extent permitted by Sections 9.21 and 9.12(h) hereof. The term “Permitted Precious Metals Agreements” shall not include Client-Customer Arrangements.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.

“Physical Metal Deficiency” shall have the meaning set forth in Section 9.24(b) hereof.

“Platinum” means, except as provided in, and for the purposes of Section 2.1(b) hereof, platinum having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%), in sponge or plate, in form available to Metal Lender, or in such other degree of fineness or form as the parties may agree upon from time to time.

“Precious Metal” means each of Gold, Silver, Platinum, Palladium and Rhodium.

“Precious Metal Documents” means this Agreement, the Security Documents, the Precious Metal Hedging Transactions, each ISDA Agreement (if any) and all agreements, instruments and documents relating thereto which have been executed or delivered by or on behalf of a Customer.

“Precious Metal Hedging Transaction” means any transaction (including any agreement with respect thereto) now existing or hereafter entered into by a Customer and the Metal Lender which is a swap, forward, option, cap, floor, collar, cross-currency transaction or other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more Consignments, interest rates, price indices or other financial measures, which is designed to hedge or mitigate risks to which a Customer has exposure with respect to Precious Metal.

“Precious Metal Hedging Transaction Facility” means the facility established pursuant to Section 5 hereof whereby the Customers may from time to time enter into Precious Metal Hedging Transactions with the Metal Lender.

“Precious Metals Rate” means, with respect to any Fixed Rate Period, the arithmetic mean rate for such Fixed Rate Period as shown on Reuters LIBO screen at 10:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period, less: (a) in the case of Gold, the arithmetic mean rate for such Fixed Rate Period as shown on the Reuters Gold Forward page as at 12:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period; (b) in the case of Silver, the arithmetic mean rate for such Fixed Rate Period as shown on the Reuters Silver Forward page as at 10:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period; (c) in the case of Platinum or Palladium, as applicable, the forward rate for such Platinum or Palladium, as applicable, for such Fixed Rate Period as quoted by the Metal Lender from time to time; and (d) in the case of Rhodium, such rate as the Metal Lender shall specify for Rhodium from time to time.

“Premises” means any real estate owned, used or leased by a Customer or an Affiliate of a Customer.

“Prime Rate” means the variable per annum rate of interest so designated from time to time by the Metal Lender as its U.S. Dollar “base rate” for U.S. Dollar commercial loans made by the Metal Lender in the United States. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

“Recalculation Statement” has the meaning set forth in the definition of “Applicable Margin”.

“Refining Reserve” means one hundred five percent (105%) of the value (as determined in accordance with Section 2.2 hereof), without duplication, of all Loaned Gold and all Consigned Precious Metal located at any Letter of Credit Location (provided, however, that the percentage in this clause (b) may be adjusted by the Metal Lender from time to time in its reasonable discretion).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in any Customer, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in any Customer or any option, warrant or other right to acquire any such equity interests in a Customer.

“Rhodium” means rhodium having a minimum degree of fineness of ninety-nine and 50/100 percent (99.50%) in form available to the Metal Lender, or in such other degree of fineness or form as the parties may agree upon from time to time.

“Security Documents” means the Intercreditor Agreements and all agreements delivered in connection with the foregoing, and any other agreements now or hereafter securing the Obligations of the Customers to the Metal Lender.

“Segregated Storage Facility” shall have the meaning given to such term in Section 4.1 hereof.

“Senior Credit Agreement” means that certain Credit Agreement, dated as of November 7, 2007, among BEM, Williams Advanced Materials (Netherlands), B.V., the other foreign Subsidiary borrowers party thereto from time to time, certain lenders party thereto from time to time, and JPMorgan Chase, National Association, as administrative agent, as amended by (a) Amendment No. 1 to Credit Agreement, dated as of December 20, 2007, (b) Amendment No. 2 to Credit Agreement, dated as of June 11, 2008, and (c) Amendment No. 3 to Credit Agreement, dated as of May 7, 2010, and as may be further amended, restated or supplemented, or refinanced or otherwise replaced from time to time. If the Senior Credit Agreement is hereafter amended, refinanced or otherwise replaced (including, without limitation, with an unsecured credit facility), the parties hereto shall negotiate in good faith to make appropriate modifications to this Agreement acceptable to the parties hereto, such that the applicable representations, warranties, agreements, covenants and Events of Default herein conform to their corresponding provisions of such amended, refinanced or replaced credit facility; provided, however, that the Metal Lender will not be required to make any such modifications to the extent they would affect the Applicable Margin or cause the Metal Lender to surrender, release or otherwise compromise its security interest in the Collateral.

“Silver” means, except as provided in, and for the purposes, of Section 2.1(b) hereof, silver having a minimum degree of fineness of ninety-nine and 90/100 percent (99.90%), in bars of approximately one thousand (1,000) troy ounces each, in form available to the Metal Lender, or in such other degree of fineness or form as the parties may agree upon from time to time.

“Stored Precious Metal” shall have the meaning set forth in Section 4.1 hereof.

“Stored Precious Metal Limit” means the least of (a) $37,500,000, (b) the value (as determined in accordance with Section 2.2 hereof) of 25,000 ounces of Gold or the equivalent thereof with respect to any other Precious Metal, and (c) the amount of insurance coverage obtained and in effect from time to time with respect to Stored Precious Metal pursuant to Section 4.7 hereof.

“Subordinated Indebtedness” means Indebtedness of the Customer which is subordinated in writing to all Obligations of the Customer to the Metal Lender on terms satisfactory to the Metal Lender.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Customer which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Type” means as to any Consignment under the Consignment Facility, its nature as a Fixed Rate Consignment or a Floating Rate Consignment, and as to any Gold Loan under the Gold Loan Facility, its nature as a Fixed Rate Gold Loan or a Floating Rate Gold Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code in effect or the date hereof in the State of New York, or such other jurisdiction if otherwise required by applicable law.

To the extent not defined in this Section l, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of New York, as of the date hereof to the extent the same are used or defined therein.

2. CONSIGNMENT FACILITY.

Section 2.1 Consigned Precious Metal; Insurance; Title.

(a) Subject to the terms and conditions herein set forth and provided that no Default has occurred and is then continuing, the Metal Lender hereby agrees that it will consign Precious Metal to the Customers from time to time in such amounts as are requested by the Customers or the Customer Agent on behalf of the Customers in the manner set forth herein on any Business Day during the period from the date hereof until the Maturity Date; provided, however, that no Consignment shall be made if, after giving effect thereto, the Consignment Facility Indebtedness would exceed the Consignment Limit.

(b) The commodities to be consigned to the Customers by the Metal Lender under the Consignment Facility will consist of Precious Metal as defined herein; provided, however, that notwithstanding anything in this Agreement to the contrary, unless the parties otherwise agree, the fineness of Precious Metal consisting of gold, silver, platinum or palladium provided by the Metal Lender shall, subject to Section 2.1(h) below, be ninety-nine and 99/100 percent (99.99%). EXCEPT FOR THE FINENESS OF THE CONSIGNED PRECIOUS METAL AND THE QUANTITY THEREOF WITH RESPECT TO EACH CONSIGNMENT, THE METAL LENDER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRECIOUS METAL CONSIGNED OR TO BE CONSIGNED OR SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND THE METAL LENDER HEREBY DISCLAIMS ALL SUCH WARRANTIES.

(c) Precious Metal shall be consigned to the Customers by the Metal Lender in amounts as requested by a Customer or the Customer Agent on behalf of the Customers from time to time in accordance, and in compliance, with the terms and provisions hereof. Subject to Section 2.9 below, it is understood that at no time shall the Consignment Facility Indebtedness exceed the Consignment Limit.

(d) All deliveries of Precious Metal requested by the Customers or the Customer Agent on behalf of the Customers shall be made at the Customers’ expense and risk by a recognized reputable carrier of the Metal Lender’s reasonable selection or, at the request of the applicable Customer or the Customer Agent, by Metal Lender crediting the account of a Customer with a third party designated by the parties for such purpose. Following the delivery of Consigned Precious Metal to a Customer in accordance with Customer’s instructions, the Customers shall insure the Consigned Precious Metal, including all Consigned Precious Metal which is in transit between Approved Locations, in an amount not less than the value thereof (as determined in accordance with Section 2.2), at all locations on an all risk form, including flood and earthquake and such other insurance (including but not limited to, fidelity insurance for all employees, including officers) as may from time to time be reasonably required by the Metal Lender. The Customers shall, as between the Metal Lender and the Customers, accept all risk of loss to the Consigned Precious Metal upon delivery of such Consigned Precious Metal to or for the account of any Customer in accordance with the provisions hereof until its return to the Metal Lender as hereinafter provided. All insurance provided for in this Subsection (d) shall be effected under valid and enforceable policies, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Consigned Precious Metal is located, or are approved under the applicable states’ surplus lines insurance laws. At least fifteen (15) days prior to the expiration dates of all insurance policies required under this Subsection (d) or if otherwise reasonably requested by the Metal Lender, the Customers or the Customer Agent shall deliver to the Metal Lender an Acord Form 27 Certificate of Personal Property Insurance or other similar forms satisfactory to the Metal Lender evidencing the insurance coverage required hereby and indicating that the Metal Lender is an additional insured and a loss payee as its interests may appear under such policy. All such insurance policies shall provide at least thirty (30) days’ prior written notice to the Metal Lender of any cancellation or alteration thereof and shall insure all Consigned Precious Metal wherever it is located. At the Metal Lender’s request, the Customers will furnish the Metal Lender with a true and complete copy of all insurance policies evidencing the satisfaction of the Customers’ insurance obligations hereunder. Notwithstanding the foregoing, the Metal Lender shall not be under any duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Customers in the event such policy shall not comply with the requirements hereof.

(e) Title to Consigned Precious Metal shall remain in the Metal Lender until such Consigned Precious Metal is purchased and withdrawn from consignment by a Customer, and Consigned Precious Metal shall for the purposes of this Agreement be deemed to be outstanding on Consignment until paid for in full, whereupon title to such purchased Consigned Precious Metal shall pass to the Customer to whom such Precious Metal was consigned, or until such Consigned Precious Metal is returned or redelivered by the Customer as provided in Section 2.3(g) or 2.9(a)(ii) hereof. Each Customer hereby authorizes the Metal Lender to file financing statements against such Customer with respect to the Consigned Precious Metal, and each Customer agrees, upon request of the Metal Lender, to execute and deliver such other documents as may be reasonably requested by the Metal Lender to further evidence or perfect the Metal Lender’s interests as consignor and a secured party under the Uniform Commercial Code.

(f) Until Consigned Precious Metal is purchased and withdrawn from Consignment and paid for in full, such Consigned Precious Metal and Inventory containing such Consigned Precious Metal shall at all times be physically located (i) at one or more Approved Locations, or (ii) in transit between any Approved Locations.

(g) The Customers shall pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of all Precious Metal consisting of Consigned Precious Metal (exclusive, however, of taxes imposed or measured by the income of the Metal Lender and franchise taxes imposed on the Metal Lender).

(h) Except as may be provided in any Precious Metal Hedging Transaction, the Metal Lender shall not be liable for any delay in delivery or for any inability to deliver Precious Metal hereunder directly or indirectly resulting from any unavailability or scarcity of Precious Metals, foreign or domestic embargoes, seizure, acts of God, insurrections, strikes, war, the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with the production, sale, consignment or delivery of Precious Metal generally, lack of transportation, fire, flood, explosions or other accidents, events or contingencies beyond the reasonable control of the Metal Lender.

Section 2.2 Valuation.

For the purpose of this Agreement, (a) the value of Gold shall be determined on the basis of the second fixing price for Gold on the valuation date as customarily set by certain members of the London Bullion Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available, (b) the value of Silver shall be determined on the basis of the second fixing price for Silver on the valuation date as customarily set by certain members of the London Bullion Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available, (c) the value of Platinum shall be determined on the basis of the second fixing price for Platinum on the valuation date as customarily set by certain members of the London Platinum and Palladium Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available, (d) the value of Palladium shall be determined on the basis of the second fixing price for Palladium on the valuation date as customarily set by certain members of the London Platinum and Palladium Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available, and (e) the value of Rhodium shall be determined on the basis of the fair market value of such Rhodium as reasonably determined by the Metal Lender from time to time. In the event that the London Bullion Market Association or the London Platinum and Palladium Market Association shall discontinue or alter in any material respect its usual practice of quoting a price for Gold, Silver, Platinum or Palladium, as applicable, on any day for which such a price is necessary for the purposes of this Agreement, the Metal Lender shall so notify the Customers, and the Metal Lender, using its reasonable discretion, shall announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder until the London Bullion Market Association or the London Platinum and Palladium Market Association, as applicable, shall resume its usual practices of quoting such prices.

Section 2.3 Consignment Fees; Payments by the Customers.

(a) During such time as Precious Metal is consigned to any Customer hereunder and until the same is withdrawn from consignment and returned to Metal Lender or paid for in full by the Customer as hereinafter provided, the Customers will pay to the Metal Lender, a fee computed daily on the value of such Consigned Precious Metal as hereinafter set forth. Such fee shall be accrued on a daily basis and, in the case of Floating Rate Consignments, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and in the case of Fixed Rate Consignments, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and on the last day of the Fixed Rate Period with respect thereto. All fees payable under this Section 2 shall be computed on the basis of a 360-day year, counting the actual number of days elapsed.

(b) The Customer may elect to pay either a Floating Consignment Fee or, provided that no Default has occurred and is then continuing, a Fixed Consignment Fee with respect to each Consignment of Precious Metal under the Consignment Facility, subject to the terms and conditions hereinafter set forth.

(c) Each Floating Consignment Fee will be calculated for the period commencing with the Drawdown Date and shall be at the rate per annum calculated by the Metal Lender and specified by the Metal Lender from time to time by written notice, delivered to the Customer Agent at least seven (7) days prior to the effective date of such rate.

(d) Each Fixed Consignment Fee shall be calculated for a specific quantity and form of Precious Metal consigned to a Customer for a specific Fixed Rate Period at a rate per annum equal to the Precious Metals Rate, plus the Applicable Margin, provided, however, that in the event that the Metal Lender determines prior to the commencement of any Fixed Rate Period that the Precious Metals Rate as computed in accordance with the foregoing definition, plus the Applicable Margin does not reflect the rate at which the Metal Lender is prepared to sell, consign or deliver a particular Category of Precious Metal on a fixed rate basis for the relevant Fixed Rate Period, then the Precious Metals Rate for such Fixed Rate Period shall be the rate, if any, which the Metal Lender notifies the Customers prior to the commencement of such Fixed Rate Period as the rate (when added to the Applicable Margin) at which the Metal Lender is prepared to provide Consignments of a similar nature. The quantity and form of Precious Metal, and the Fixed Rate Period shall be selected by the Customer Agent or the Customer requesting the Consignment, and consented to by the Metal Lender. Once the specific quantity and Category of Precious Metal and the specific Fixed Rate Period have been selected and the Fixed Consignment Fee determined and agreed to by the applicable Customer or the Customer Agent, such selections shall be irrevocable and binding on the Customers and shall obligate the Customers to accept the Consignment requested from the Metal Lender in the amount, in the Category and at the Fixed Consignment Fee for the Fixed Rate Period specified.

(e) [Reserved].

(f) The parties agree that to the extent that a market premium has already been paid with respect to Precious Metal that was the subject of the Original Agreement, the Customers shall not be required to pay any additional premium to the Metal Lender with respect to such Precious Metal. Except with respect to any Precious Metal that was the subject of the payment or crediting against payment of a premium to the Metal Lender under the Original Agreement, at such time as the Customer shall request the Consignment and delivery of Precious Metal under the Consignment Facility, it shall become obligated to pay to the Metal Lender a market premium per troy ounce announced by the Metal Lender at the time of such Consignment (which amount shall include a premium for providing Precious Metal of the higher percentage of fineness required by Section 2.1(b) hereof). Such payment is to be made within five (5) Business Days of the Customers’ receipt of an invoice therefor.

(g) At such time as a Customer shall purchase and withdraw Consigned Precious Metal from Consignment under the Consignment Facility, it shall become obligated to (i) pay to the Metal Lender (x) a purchase price computed in accordance with Section 2.2 hereof if such purchase is effected by the Customer (and the Customer has notified the Metal Lender) prior to 2:30 p.m., London Time, on any London Banking Day, plus any applicable premium (provided that the Customer shall not be required to pay any premium to the extent such premium was paid with respect to such Precious Metal pursuant to Section 2.3(f) above), or (y) such other purchase price as shall be mutually agreed upon by the Metal Lender and the Customer, or (ii) deliver Precious Metal to the Metal Lender’s pool accounts, loco London, free and clear of all Liens (other than Liens in favor of the Metal Lender) a quantity of Precious Metal equal to the Precious Metal purchased. All payments of purchase price for Consigned Precious Metal or deliveries of Precious Metal are to be made within two (2) London Banking Days, provided, however, title to such Consigned Precious Metal shall not pass to the Customer until the payment in full of such purchase price. Consigned Precious Metal shall be deemed to have been purchased and withdrawn from Consignment, and payment of the purchase price shall become due, at the earlier of (A) such time as a Customer shall notify the Metal Lender that it elects to purchase such Consigned Precious Metal, or (B) such time as a Customer shall sell and deliver such Consigned Precious Metal to its customers in the ordinary course of its business.

(h) Each Customer hereby authorizes the Metal Lender to charge such Customer’s account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 2.3. Accordingly, all payments to be made by the Customers under this Section 2.3 may be automatically debited to any Customer’s account.

(i) All payments (other than payments in the form of Precious Metal) shall be made by the Customers at the Metal Lender’s Address herein set forth or such other place as the Metal Lender may from time to time specify in writing, or by bank wire sent in accordance with the Metal Lender’s instructions, in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(j) All payments shall be applied first to the payment of all reasonable, out-of-pocket fees, expenses and other amounts then due and payable to the Metal Lender under this Section 2 (excluding purchase price for Consigned Precious Metal and consignment fees), then to accrued consignment fees and the balance on account of outstanding purchase price for Consigned Precious Metal; provided, however, that after the occurrence and during the continuance of an Event of Default, payments will be applied to the Obligations of the Customers to the Metal Lender as the Metal Lender determines in its sole discretion.

Section 2.4 Requests for Consignments under the Consignment Facility.

(a) The Customers shall give to the Metal Lender notice by telephone, confirmed by writing via facsimile transmission (confirmed in writing by the Metal Lender) of each request for a Consignment of Precious Metal. Subject to agreement with respect to any Floating Consignment Fee or Fixed Consignment Fee (to the extent applicable), each such notice shall be irrevocable and binding on the Customers and shall obligate the Customers to accept the consignment requested.

(b) Requests for any Floating Rate Consignments shall be furnished to the Metal Lender no later than 2:00 p.m. (New York time) one (1) Business Day prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Precious Metal requested, and (ii) the proposed Drawdown Date of such Consignment.

(c) Requests for any Fixed Rate Consignments shall be furnished to the Metal Lender by 3:00 p.m. (New York time) three (3) London Banking Days prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Precious Metal requested, (ii) the proposed Drawdown Date of such Consignment, and (iii) the Fixed Rate Period for such Consignment.

(d) The Customers irrevocably authorize the Metal Lender to make or cause to be made, at or about the time of the Drawdown Date of any Consignment of Precious Metal or at the time of receipt of any payment of purchase price for Consigned Precious Metal or any redelivery of Consigned Precious Metal, an appropriate notation on the Metal Lender’s books and records reflecting the making of such Consignment of Precious Metal or (as the case may be) the receipt of such purchase price for Consigned Precious Metal, or any redelivery of Consigned Precious Metal. The amount of the Consignment Facility Indebtedness set forth in the Metal Lender’s books and records shall be prima facie evidence of the Consignment Facility Indebtedness owing and unpaid to the Metal Lender, but the failure to record, or any error in so recording, any such amount on the Metal Lender’s books and records shall not limit or otherwise affect the obligations of the Customers hereunder to make pay and perform their obligation under the Consignment Facility when due.

Section 2.5 Conversion Options.

(a) Subject to the provisions hereof, the Customers may elect from time to time to convert an outstanding Floating Rate Consignment to a Fixed Rate Consignment and to convert an outstanding Fixed Rate Consignment to a Floating Rate Consignment, provided that (i) with respect to any such conversion of a Fixed Rate Consignment into a Floating Rate Consignment, such conversion shall only be made on the last day of the Fixed Rate Period with respect thereto; (ii) with respect to any such conversion of a Floating Rate Consignment to a Fixed Rate Consignment, the Customers shall give the Metal Lender at least three (3) London Banking Days’ prior written notice of the day on which such election is effective; and (iii) no Consignment may be converted into a Fixed Rate Consignment when a Default has occurred and is continuing hereunder. The Customers shall give to the Metal Lender notice sent by facsimile transmission of its decision to convert an outstanding consignment. All or any part of outstanding Consignments under the Consignment Facility may be converted as provided herein. Subject to agreement with respect to any Floating Consignment Fee or Fixed Consignment Fee (to the extent applicable), each such request shall be irrevocable by the Customers.

(b) Subject to the provisions hereof, Fixed Rate Consignments may be continued as such upon the expiration of a Fixed Rate Period with respect thereto by giving to the Metal Lender notice by facsimile transmission of the Customers’ decision to continue an outstanding Consignment as such at least three (3) London Banking Days’ prior to the day on which such election is effective; provided that no Fixed Rate Consignment may be continued as such while a Default has occurred and is continuing, but shall be automatically converted to a Floating Rate Consignment on the last day of the first Fixed Rate Period relating thereto ending during the continuance of such Default. In the event that the Customers do not notify the Metal Lender of its election hereunder with respect to any Consignment, such Consignment shall be automatically converted to a Floating Rate Consignment at the end of the applicable Fixed Rate Period.

Section 2.6 Inability to Determine Fixed Consignment Fee.

In the event, prior to the commencement of any Fixed Rate Period relating to any Fixed Rate Consignment, the Metal Lender shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee that would otherwise determine the Fixed Rate Consignment during any Fixed Rate Period, the Metal Lender shall forthwith give notice of such determination (which shall be conclusive and binding on the Customer) to the Customer. In such event, (a) any request for a Fixed Rate Consignment shall be automatically withdrawn and shall be deemed a request for a Floating Rate Consignment; (b) each Fixed Rate Consignment will automatically on the last day of the then current Fixed Rate Period thereof, become a Floating Rate Consignment; and (c) the obligations of the Metal Lender to make Fixed Rate Consignments shall be suspended until the circumstances giving rise to such suspension no longer exist, whereupon the Metal Lender shall so notify the Customers.

Section 2.7 Illegality.

Notwithstanding any other provisions herein, if any present or future law, governmental regulation, treaty or directive or reasonable interpretation or application thereof shall make it unlawful for the Metal Lender to make or maintain Fixed Rate Consignments, the Metal Lender shall forthwith give notice of such circumstances to the Customers and thereupon (a) the agreement of the Metal Lender to make Fixed Rate Consignments shall forthwith be suspended, and (b) the Fixed Rate Consignments then outstanding shall be converted automatically to Floating Rate Consignments on the last day of each Fixed Rate Period applicable to such Fixed Rate Consignments or within such earlier period as may be required by law. The Customers shall promptly pay the Metal Lender any additional amounts necessary to compensate the Metal Lender for any reasonable out-of-pocket costs incurred by the Metal Lender in making any conversion in accordance with this Section, including any interest or fees payable by the Metal Lender to lenders of funds obtained by them in order to make or maintain its Fixed Rate Consignments hereunder.

Section 2.8 Indemnity.

The Customers shall indemnify the Metal Lender and hold the Metal Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Metal Lender has sustained or incurred as a consequence of (a) default by any Customer in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the acceleration of the Consignment Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by the Metal Lender to lenders of funds obtained by it in the ordinary course of business in order to maintain its Fixed Rate Consignments; (b) default by any Customer in taking a Consignment or conversion after a Customer had given (or pursuant to Section 2.5 is deemed to have given) its request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the making of any conversion of any such Consignment to a Floating Rate Consignment on a day that is not the last day of the applicable Fixed Rate Period with respect thereto, including interest or fees payable by the Metal Lender to lenders of funds obtained by it in the ordinary course of business in order to maintain any such Consignments.

Section 2.9 Maintenance of Consignment Limits.

(a) If the Consignment Facility Indebtedness at any time exceeds the Consignment Limit, the Customers will promptly, without further notice or demand by the Metal Lender:

(i)	make payment to the Metal Lender, as provided in Section 2.3(g) hereof, for Consigned Precious Metal having an aggregate value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit,

(ii)	deliver to the Metal Lender, either physically at the Metal Lender’s vault in New York, New York or to the Metal Lender’s pool accounts, loco London or through a recognized third party, Precious Metal free and clear of all Liens (other than Liens in favor of the Metal Lender) having an aggregate value (as determined in accordance with Section 2.2 hereof) sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit, or

(iii)	engage in any combination of the actions in clauses (i) and (ii) above such that the remaining Consignment Facility Indebtedness does not exceed the Consignment Limit.

(b) Any physical return of Precious Metal to the Metal Lender’s vault in New York, New York, shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the Metal Lender’s assaying the value thereof, which assay shall be undertaken by the Metal Lender as soon as practicable following physical receipt of such Precious Metal.

(c) Each Customer hereby authorizes the Metal Lender to charge such Customer’s account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customer under this Section 2.9.

Section 2.10 True Consignment; Grant of Security Interest.

(a) The parties hereto intend that Section 2 of this Agreement shall provide for a true consignment and that all transactions under this Section 2 shall constitute true consignments of the Consigned Precious Metal.

(b) To secure the prompt and punctual payment and performance of all Obligations, whether now existing or hereafter incurred, each Customer hereby grants to the Metal Lender a continuing security interest in all of its right, title and interest, if any, in (i) the Consigned Precious Metal, whether now or hereafter existing, (ii) all Inventory of such Customer that contains Consigned Precious Metal, whether now or hereafter existing, and (iii) all proceeds and products of the foregoing. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement with respect to the Consigned Precious Metal.

(c) All Obligations under this Section 2 are also entitled to the benefits of, and are subject to, the Security Documents.

Section 2.11 Late Fee.

If the entire amount of a required purchase price payment and/or consignment fee payment under the Consignment Facility is not paid in full within ten (10) Business Days after the same is due, the Customers shall pay to the Metal Lender, to the extent permitted by applicable law, by bank wire to a bank of the Metal Lender’s choice, a late fee equal to five percent (5%) of the required payment.

Section 2.12 Default Rate.

Upon the occurrence and during the continuance of an Event of Default, the then applicable rates at which Floating Consignment Fees and Fixed Consignment Fees are calculated and charged hereunder shall, to the extent permitted by applicable law, at the Metal Lender’s option, increase by two percentage points (2.0%).

Section 2.13 Termination; Return of Consigned Precious Metal.

(a) The Consignment Facility shall terminate on the Maturity Date. ALL SUMS OUTSTANDING AND ALL OBLIGATIONS OUTSTANDING UNDER THE CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND THE METAL LENDER’S ACCELERATION OF THE OBLIGATIONS AS A RESULT THEREOF, OR (II) THE MATURITY DATE. Upon termination of the Consignment Facility, the Metal Lender may credit any amounts then held by it to reduce the amount of the Consignment Facility Indebtedness in accordance with the provisions of Section 13 hereof. Termination of the Consignment Facility shall not affect the Customers’ duty to pay and perform their Obligations to the Metal Lender under the Consignment Facility in full. Notwithstanding termination, until all Obligations have been fully satisfied, the Metal Lender shall retain the consignment interests and security interests granted under this Agreement and under the Security Documents, and, except for those specific covenants and conditions dealing with the consigning of Precious Metal, all terms and conditions of this Agreement shall remain in full force and effect.

(b) Upon termination of the Consignment Facility for any reason, the Customer shall immediately upon the effective date of termination (i) deliver to the Metal Lender at the Metal Lender’s vault in New York, New York, any Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility; or (ii) make payment for all Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility, the purchase price thereof to be determined in accordance with Section 2.3(g) hereof; or (iii) deliver to the Metal Lender, to the Metal Lender’s pool accounts, loco London or through a recognized third party, any Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility, or (iv) any combination of the foregoing. Any physical return of Consigned Precious Metal to the Metal Lender’s vault in New York, New York shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the Metal Lender’s assaying the value thereof, which assay shall be undertaken by the Metal Lender as soon as practicable following physical receipt of such Precious Metal.

Section 2.14 Facility Fee.

Customers shall pay to the Metal Lender monthly within five (5) Business Days after receipt of invoice from the Metal Lender, a facility fee calculated at the rate of one-half of one percent (0.50%) per annum on the average daily unused portion of the Consignment Limit during any month (or portion thereof) occurring on or after the Effective Date.

Section 2.15	[Intentionally Omitted].

Section 2.16	Commingling.

Subject to Section 4 hereof with respect to the segregation of Stored Precious Metal, and subject to the continuing security interests therein granted by Section 2.10(b) hereof, the Customers and the Metal Lender agree that the Customers, in the ordinary course of their business, shall be permitted to commingle Consigned Precious Metals with any other Precious Metals or Precious Metal-containing or other alloys owned or held by the Customers.

3. GOLD LOAN FACILITY.

Section 3.1 Loaned Gold; Insurance; Title.

(a) Subject to the terms and conditions herein set forth and provided that no Default has occurred and is then continuing, the Metal Lender hereby agrees that it will lend 23,781 fine troy ounces of Gold to the Customers on the Effective Date pursuant to this Section 3. The Metal Lender’s obligation to lend Gold to the Customers pursuant to this Section 3 shall be limited to the loan of Gold on the Effective Date and the Customers shall not have the right to obtain additional Gold Loans under this Section 3 after the Effective Date.

(b) The commodities to be loaned to the Customers by the Metal Lender under the Gold Loan Facility will consist of Gold as defined herein and shall consist of the Gold heretofore loaned to the Customers by the Metal Lender and is currently in the possession and control of the Customers. THE METAL LENDER LENDS SAID GOLD TO THE CUSTOMERS AS IS AND WHERE IS AND WITH ALL FAULTS, AND METAL LENDER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOLD SO LOANED TO THE CUSTOMERS UNDER THIS SECTION 3, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND THE METAL LENDER HEREBY DISCLAIMS ALL SUCH WARRANTIES.

(c) Subject to Section 3.9 hereof, it is understood that at no time shall the Gold Loan Facility Indebtedness exceed the Gold Loan Limit.

(d) The Customers hereby acknowledge that they are in possession of all Loaned Gold and that the Metal Lender has no obligation to deliver such Loaned Gold to the Customers. The Customers shall insure the Loaned Gold in an amount not less than the value thereof (as determined in accordance with Section 3.2) at all locations on an all risk form, including flood and earthquake and such other insurance (including but not limited to, fidelity insurance for all employees, including officers) as may from time to time be reasonably required by the Metal Lender. The Customers shall, as between the Metal Lender and the Customers, accept all risk of loss to the Loaned Gold in accordance with the provisions hereof until its return to the Metal Lender as hereinafter provided. All insurance provided for in this Subsection (d) shall be effected under valid and enforceable policies, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Loaned Gold is located, or are approved under the applicable states’ surplus lines insurance laws. At least thirty (30) days prior to the expiration dates of all insurance policies required under this Subsection (d) or if otherwise reasonably requested by the Metal Lender, the Customers or the Customer Agent shall deliver to the Metal Lender an Acord Form 27 Certificate of Personal Property Insurance or other similar forms satisfactory to the Metal Lender evidencing the insurance coverage required hereby and indicating that the Metal Lender is an additional insured and a loss payee as its interests may appear under such policy. All such insurance policies shall provide at least fifteen (15) days’ prior written notice to the Metal Lender of any cancellation or alteration thereof and shall insure all Loaned Gold wherever it is located. At the Metal Lender’s request, the Customers will furnish the Metal Lender with a true and complete copy of all insurance policies evidencing the satisfaction of the Customers’ insurance obligations hereunder. Notwithstanding the foregoing, the Metal Lender shall not be under any duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Customers in the event such policy shall not comply with the requirements hereof.

(e) Title to Loaned Gold shall vest in the Customers as of the Effective Date, subject to a security interest therein granted by the Customers pursuant to Section 3.10 hereof. Each Customer hereby authorizes the Metal Lender to file financing statements against such Customer with respect to the Loaned Gold and each Customer agrees, upon request of the Metal Lender, to execute and deliver such other documents as may be reasonably requested by the Metal Lender to further evidence and perfect the Metal Lender’s security interests under the Uniform Commercial Code.

(f) Until such time as final settlement and payment in full have been made for Loaned Gold hereunder, such Loaned Gold and Inventory containing such Loaned Gold shall at all times be physically located (i) at one or more Approved Locations, or (ii) in transit between any Approved Locations.

(g) The Customers shall pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of all Precious Metal consisting of Loaned Gold (exclusive, however, of taxes imposed or measured by the income of the Metal Lender and franchise taxes imposed on the Metal Lender).

Section 3.2 Valuation.

For the purpose of this Article 3, the value of Loaned Gold shall be determined on the basis of the second fixing price for Gold on the valuation date as customarily set by certain members of the London Bullion Market Association, or, if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available. In the event that the London Bullion Market Association shall discontinue or alter in any material respect its usual practice of quoting a price for Gold on any day for which such a price is necessary for the purposes hereof, the Metal Lender shall so notify the Customers, and the Metal Lender, using its reasonable discretion, shall announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder until the London Bullion Market Association shall resume its usual practices of quoting such prices.

Section 3.3 Gold Loan Fees; Payments by the Customers.

(a) During such time as Loaned Gold shall have been loaned to the Customers hereunder and until settlement and payment by the Customers therefor in full as hereinafter provided, the Customers will pay to the Metal Lender, a fee computed daily on the value of such Loaned Gold as hereinafter set forth. Such fee shall be accrued on a daily basis and, in the case of Floating Rate Gold Loans, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and in the case of Fixed Rate Gold Loans, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and on the last day of the Fixed Rate Period with respect thereto. All fees payable under this Section 3 shall be computed on the basis of a 360-day year, counting the actual number of days elapsed.

(b) The Customer may elect to pay either a Floating Gold Loan Fee or, provided that no Default has occurred and is then continuing, a Fixed Gold Loan Fee with respect to Loaned Gold under the Gold Loan Facility, subject to the terms and conditions hereinafter set forth.

(c) Subject to Section 3.3(e) below, each Floating Gold Loan Fee will be calculated for the period commencing with the Effective Date and shall be at the rate per annum calculated by the Metal Lender and specified by the Metal Lender from time to time by written notice, delivered to the Customer Agent at least seven (7) days prior to the effective date of such rate.

(d) Subject to Section 3.3(e) below, each Fixed Gold Loan Fee shall be calculated for a specific quantity and form of Loaned Gold for a specific Fixed Rate Period at a rate per annum equal to the Precious Metals Rate, plus the Applicable Margin, provided, however, that in the event that the Metal Lender determines prior to the commencement of any Fixed Rate Period that the Precious Metals Rate as computed in accordance with the foregoing definition, plus the Applicable Margin does not reflect the rate at which the Metal Lender is prepared to lend Gold on a fixed rate basis for the relevant Fixed Rate Period, then the Precious Metals Rate for such Fixed Rate Period shall be the rate, if any, which the Metal Lender notifies the Customers prior to the commencement of such Fixed Rate Period as the rate (when added to the Applicable Margin) at which the Metal Lender is prepared to provide Gold Loans of a similar nature. The quantity and form of Gold, and the Fixed Rate Period shall be selected by the Customer Agent or the Customer requesting the Gold Loan and consented to by the Metal Lender. Once the specific quantity of Gold and the specific Fixed Rate Period have been selected and the Fixed Gold Loan Fee determined and agreed to by the applicable Customer or the Customer Agent, such selections shall be irrevocable and binding on the Customers and shall obligate the Customers to accept the Gold Loan requested from the Metal Lender in the amount and at the Fixed Gold Loan Rate for the Fixed Rate Period specified.

(e) [Reserved].

(f) The parties agree that to the extent that a market premium has already been paid with respect to Gold that was the subject of the Original Agreement, the Customers shall not be required to pay any additional premium to the Metal Lender with respect to such Gold. Except with respect to any Gold that was the subject of the payment or crediting against payment of a premium to the Metal Lender under the Original Agreement, at such time as the Customer shall request a Gold Loan and delivery of Gold under the Gold Loan Facility, it shall become obligated to pay to the Metal Lender a market premium per troy ounce announced by the Metal Lender at the time of such Gold Loan (which amount shall include a premium for providing Precious Metal of the higher percentage of fineness required by Section 2.1(b) hereof). Such payment is to be made within five (5) Business Days of the Customers’ receipt of an invoice therefor.

(g) On the Effective Date, the Loaned Gold shall be ascribed a tentative price equal to its valuation as provided in Section 3.2 hereof as of the Effective Date. At such time as the Customers shall become obligated to establish a final billing value with respect to any portion of Loaned Gold (whether due to the Customers’ resale, shipment, loss, theft or other disposition of such Loaned Gold, or otherwise) or may, by written or telephone notice given to the Metal Lender on any London Business Day, elect to establish final billing value of such Loaned Gold, and in each such case pay for such Loaned Gold (herein called “settlement”) to the extent of all Loaned Gold theretofore sold to, but not settled by the Customers; whereupon the Customers shall become obligated to (i) pay to the Metal Lender (x) a purchase price computed in accordance with Section 3.2 hereof if such purchase is effected by the Customers (and the Customers have notified the Metal Lender) prior to 2:30 p.m., London Time, on any London Banking Day, plus any applicable premium (provided that the Customer shall not be required to pay any premium to the extent such premium was paid with respect to such Precious Metal pursuant to Section 3.3(f) above), or (y) such other purchase price as shall be mutually agreed upon by the Metal Lender and the Customers, or (ii) deliver Gold to the Metal Lender’s pool accounts, loco London, free and clear of all Liens (other than Liens in favor of the Metal Lender) in an amount equal to the Loaned Gold subject to such settlement. All payments of purchase price for Loaned Gold or deliveries of Gold are to be made within two (2) London Banking Days, provided, however, that the Metal Lender’s security interest in such Loaned Gold shall survive and remain in effect until the payment in full of such purchase price. The Customers shall be required to settle and pay the purchase price for Loaned Gold at the earlier of (A) such time as a Customer shall notify the Metal Lender that it elects to effect settlement for such Loaned Gold, or (B) such time as a Customer shall sell and deliver such Loaned Gold to any of its customers in the ordinary course of its business.

(h) Each Customer hereby authorizes the Metal Lender to charge such Customer’s account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 3.3. Accordingly, all payments to be made by the Customers under this Section 3.3 may be automatically debited to any Customer’s account.

(i) All payments (other than payments in the form of Gold) shall be made by the Customers at the Metal Lender’s Address herein set forth or such other place as the Metal Lender may from time to time specify in writing, or sent by bank wire in accordance with the Metal Lender’s instructions, in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(j) All payments shall be applied first to the payment of all reasonable, out-of-pocket fees, expenses and other amounts then due and payable to the Metal Lender under this Section 3 (excluding purchase price for Loaned Gold and fees), then to accrued Gold Loan fees and the balance on account of outstanding purchase price for Loaned Gold; provided, however, that after the occurrence and during the continuance of an Event of Default, payments will be applied to the Obligations of the Customers to the Metal Lender as the Metal Lender determines in its sole discretion.

Section 3.4 Requests for Gold Loan under the Gold Loan Facility.

(a) The Customers shall give to the Metal Lender notice by telephone, confirmed by writing via facsimile transmission (confirmed in writing by the Metal Lender) of their request for a Gold Loan. Subject to agreement with respect to any Fixed Rate Gold Loan, each such notice shall be irrevocable and binding on the Customers and shall obligate the Customers to accept the Gold Loan requested.

(b) Requests for any Floating Rate Gold Loan shall be furnished to the Metal Lender no later than 2:00 p.m. (New York time) one (1) Business Day prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Precious Metal requested, and (ii) the proposed Drawdown Date of such consignment.

(c) Requests for any Fixed Rate Gold Loan shall be furnished to the Metal Lender by 3:00 p.m. (New York time) three (3) London Banking Days prior to the proposed Drawdown Date. Each such notice shall specify or confirm (i) the amount and form of Gold requested, (ii) the proposed Drawdown Date of such Gold Loan, and (iii) the Fixed Rate Period for such Gold Loan.

(d) The Customers irrevocably authorize the Metal Lender to make or cause to be made, at or about the time of the Effective Date or at the time of receipt of any payment of purchase price for Loaned Gold or any redelivery of Loaned Gold, an appropriate notation on the Metal Lender’s books and records reflecting the making of such Gold Loan or (as the case may be) the receipt of such purchase price for Loaned Gold, or any redelivery of Loaned Gold. The amount of the Gold Loan Facility Indebtedness set forth in the Metal Lender’s books and records shall be prima facie evidence of the Gold Loan Facility Indebtedness owing and unpaid to the Metal Lender, but the failure to record, or any error in so recording, any such amount on the Metal Lender’s books and records shall not limit or otherwise affect the obligations of the Customers hereunder to make pay and perform their obligation under the Gold Loan Facility when due.

Section 3.5 Conversion Options.

(a) Subject to the provisions hereof, the Customers may elect from time to time to convert an outstanding Floating Rate Gold Loan to a Fixed Rate Gold Loan and to convert an outstanding Fixed Rate Gold Loan to a Floating Rate Gold Loan, provided that (i) with respect to any such conversion of a Fixed Rate Gold Loan into a Floating Rate Gold Loan, such conversion shall only be made on the last day of the Fixed Rate Period with respect thereto; (ii) with respect to any such conversion of a Floating Rate Gold Loan to a Fixed Rate Gold Loan, the Customers shall give the Metal Lender at least three (3) London Banking Days’ prior written notice of the day on which such election is effective; and (iii) no Gold Loan may be converted into a Fixed Rate Gold Loan when a Default has occurred and is continuing hereunder. The Customers shall give to the Metal Lender notice sent by facsimile transmission of their decision to convert an outstanding Gold Loan. All or any part of outstanding Gold Loans under the Gold Loan Facility may be converted as provided herein. Subject to agreement with respect to any Fixed Rate Gold Loan (if applicable), each such request shall be irrevocable by the Customers.

(b) Subject to the provisions hereof, Fixed Rate Gold Loans may be continued as such upon the expiration of a Fixed Rate Period with respect thereto by giving to the Metal Lender notice by facsimile transmission of the Customers’ decision to continue an outstanding Gold Loan as such at least three (3) London Banking Days’ prior to the day on which such election is effective; provided that no Fixed Rate Gold Loan may be continued as such while a Default has occurred and is continuing, but shall be automatically converted to a Floating Rate Gold Loan on the last day of the first Fixed Rate Period relating thereto ending during the continuance of such Default. In the event that the Customer does not notify the Metal Lender of its election hereunder with respect to any Gold Loan, such Gold Loan shall be automatically converted to a Floating Rate Gold Loan at the end of the applicable Fixed Rate Period.

Section 3.6 Inability to Determine Fixed Gold Loan Fee.

In the event, prior to the commencement of any Fixed Rate Period relating to any Fixed Rate Gold Loan, the Metal Lender shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Gold Loan Fee that would otherwise determine the Fixed Rate Gold Loan during any Fixed Rate Period, the Metal Lender shall forthwith give notice of such determination (which shall be conclusive and binding on the Customers) to the Customers. In such event, (a) any request for a Fixed Rate Gold Loan shall be automatically withdrawn and shall be deemed a request for a Floating Rate Gold Loan; (b) each Fixed Rate Gold Loan will automatically on the last day of its then current Fixed Rate Period become a Floating Rate Gold Loan; and (c) the obligations of the Metal Lender to make Fixed Rate Gold Loans shall be suspended until the circumstances giving rise to such suspension no longer exist, whereupon the Metal Lender shall so notify the Customers.

Section 3.7 Illegality.

Notwithstanding any other provisions herein, if any present or future law, governmental regulation, treaty or directive or reasonable interpretation or application thereof shall make it unlawful for the Metal Lender to make or maintain Fixed Rate Gold Loans, the Metal Lender shall forthwith give notice of such circumstances to the Customers and thereupon (a) the agreement of the Metal Lender to make Fixed Rate Gold Loans shall forthwith be suspended, and (b) the Fixed Rate Gold Loans then outstanding shall be converted automatically to Floating Rate Gold Loans on the last day of each Fixed Rate Period applicable to such Fixed Rate Gold Loans or within such earlier period as may be required by law. The Customers shall promptly pay the Metal Lender any additional amounts necessary to compensate the Metal Lender for any reasonable out-of-pocket costs incurred by the Metal Lender in making any conversion in accordance with this Section, including any interest or fees payable by the Metal Lender to lenders of funds obtained by them in order to make or maintain its Fixed Rate Gold Loans hereunder.

Section 3.8 Indemnity.

The Customers shall indemnify the Metal Lender and hold the Metal Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Metal Lender has sustained or incurred as a consequence of (a) default by any Customer in payment of any Fixed Rate Gold Loans as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Loaned Gold or the acceleration of the Gold Loan Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by the Metal Lender to lenders of funds obtained by it in the ordinary course of business in order to maintain its Fixed Rate Gold Loans; (b) default by any Customer in effecting a conversion after the Customer has given (or, pursuant to Section 3.5 hereof, is deemed to have given) its request therefor; and (c) the purchase of Loaned Gold bearing a Fixed Gold Loan Fee or the making of any conversion of any such Gold Loan to a Floating Rate Gold Loan on a day that is not the last day of the applicable Fixed Rate Period with respect thereto, including interest or fees payable by the Metal Lender to lenders of funds obtained by it in the ordinary course of business in order to maintain any such Gold Loans.

Section 3.9 Maintenance of Gold Loan Limits.

(a) If the Gold Loan Facility Indebtedness at any time exceeds the Gold Loan Limit, the Customers will promptly, without further notice or demand by the Metal Lender:

(i)	make payment to the Metal Lender, as provided in Section 3.3(g) hereof, for Loaned Gold having an aggregate value (as determined in accordance with Section 3.2 hereof) sufficient to result in the remaining Gold Loan Facility Indebtedness being not more than the Gold Loan Limit,

(ii)	deliver to the Metal Lender, either physically at the Metal Lender’s vault in New York, New York or to the Metal Lender’s pool accounts, loco London or through a recognized third party, Precious Metal free and clear of all Liens (other than Liens in favor of the Metal Lender) having an aggregate value (as determined in accordance with Section 3.2 hereof) sufficient to result in the remaining Gold Loan Facility Indebtedness being not more than the Gold Loan Limit, or

(iii)	engage in any combination of the actions in clauses (i) and (ii) above such that the remaining Gold Loan Facility Indebtedness does not exceed the Gold Loan Limit.

(b) Any physical return of Precious Metal to the Metal Lender’s vault in New York shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the Metal Lender’s assaying the value thereof, which assay shall be undertaken by the Metal Lender as soon as practicable following physical receipt of such Precious Metal.

(c) Each Customer hereby authorizes the Metal Lender to charge such Customer’s account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 3.9.

Section 3.10 Grant of Security Interest.

(a) To secure the prompt and punctual payment and performance of all Obligations, whether now existing or hereafter incurred, each Customer hereby grants to the Metal Lender a continuing security interest in all of its right, title and interest, if any, in (i) the Loaned Gold, whether now or hereafter existing, (ii) all Inventory of such Customer that contains Loaned Gold, whether now or hereafter existing, and (iii) all proceeds and products of the foregoing.

(b) All Obligations under this Section 3 are also entitled to the benefits of, and are subject to, the Security Documents.

Section 3.11 Late Fee.

If the entire amount of a required purchase price payment and/or Gold Loan fee payment under the Gold Loan Facility is not paid in full within ten (10) Business Days after the same is due, the Customers shall pay to the Metal Lender, to the extent permitted by applicable law, by bank wire to a bank of the Metal Lender’s choice, a late fee equal to five percent (5%) of the required payment.

Section 3.12 Default Rate.

Upon the occurrence and during the continuance of an Event of Default, the then applicable rates at which Floating Gold Loan Fees and Fixed Gold Loan Fees are calculated shall, to the extent permitted by applicable law, at the Metal Lender’s option, increase by two percentage points (2.0%).

Section 3.13 Termination; Return of Loaned Gold.

(a) The Gold Loan Facility shall terminate on the Maturity Date. ALL SUMS OUTSTANDING AND ALL OBLIGATIONS OUTSTANDING UNDER THE GOLD LOAN FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND THE METAL LENDER’S ACCELERATION OF THE OBLIGATIONS AS A RESULT THEREOF, OR (II) THE MATURITY DATE. Upon termination of the Gold Loan Facility, the Metal Lender may credit any amounts then held by it to reduce the amount of such Gold Loan Facility Indebtedness in accordance with the provisions of Section 13 hereof. Termination of the Gold Loan Facility shall not affect the Customers’ duty to pay and perform their Obligations to the Metal Lender under the Gold Loan Facility in full. Notwithstanding termination, until all Obligations have been fully satisfied, the Metal Lender shall retain the security interests granted under this Agreement in the Loaned Gold, and, all terms and conditions of this Agreement shall remain in full force and effect.

(b) Upon termination of the Gold Loan Facility for any reason, the Customers shall immediately upon the effective date of termination (i) sell and deliver to the Metal Lender at the Metal Lender’s vault in New York, New York, any Loaned Gold theretofore loaned to but not purchased and paid for in full by the Customers under the Gold Loan Facility; or (ii) make payment for all Loaned Gold theretofore sold to but as to which final settlement and payment in full have not been effected by the Customers under the Gold Loan Facility, the settlement price thereof to be determined in accordance with Section 3.3(g) hereof; or (iii) deliver to the Metal Lender, to the Metal Lender’s pool accounts, loco London or through a recognized third party, Gold, free and clear of all Liens (other than Liens in favor of the Metal Lender), in an amount equal to the quantity of Loaned Gold for which payment has not been made under the Gold Loan Facility, or (iv) any combination of the foregoing. Any physical return of Precious Metal to the Metal Lender’s vault in New York, New York, shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the Metal Lender’s assaying the value thereof, which assay shall be undertaken by the Metal Lender as soon as practicable upon physical receipt of the Precious Metal.

Section 3.14 Commingling.

Subject to Section 4 hereof with respect to the segregation of Stored Precious Metal, and subject to the continuing security interests therein granted by Section 3.10(a) hereof, the Customers and the Metal Lender agree that the Customers, in the ordinary course of their business, shall be permitted to commingle Loaned Gold with any other Precious Metals or Precious Metal-containing or other alloys owned or held by the Customers.

4. SEGREGATED STORAGE FACILITY.

Section 4.1 Segregated Storage Facility.

The Metal Lender may elect in its sole discretion from time to time to deliver to WAM or any other Customer identifiable Precious Metal pursuant to this Section 4 (“Stored Precious Metal”); provided, however, that unless the Metal Lender shall otherwise agree, (a) the Stored Precious Metal shall be delivered in such amounts as may be requested by WAM or the applicable Customer provided that the aggregate value of all Stored Precious Metal outstanding and subject to this Section 4 and valued in accordance with the provisions of Section 2.2 hereof shall not exceed the Stored Precious Metal Limit at any time, and (b) deliveries of Stored Precious Metal shall occur no more frequently than on a weekly basis. Upon delivery of the Precious Metal to a Customer pursuant to this Section 4.1, WAM or the applicable Customer will sign and return to the Metal Lender a receipt for the Precious Metal so delivered, which receipt shall indicate that the Precious Metal constitutes Stored Precious Metal held for the Metal Lender’s account pursuant to the terms of this Section 4. WAM or the applicable Customer will hold the Stored Precious Metal in a safekeeping vault at an Approved Storage Facility Location, segregated from all other material and precious metal it may hold and clearly marked as belonging to the Metal Lender (each, a “Segregated Storage Facility”), and WAM or the applicable Customer will indicate in its books and records that the Stored Precious Metal is owned by and belongs to the Metal Lender and is being held for the Metal Lender’s account pursuant to the terms of this Section 4. Except as hereinafter provided, title to the Stored Precious Metal will at all times remain solely in the Metal Lender, and no Customer: (a) will acquire any interest in the Stored Precious Metal except as hereinafter permitted; (b) except as permitted elsewhere in this Section 4, will remove the Stored Precious Metal from a Segregated Storage Facility; and (c) will create or incur, any Lien whatsoever on any of the Stored Precious Metal, other than any Lien that is subject to one of the Intercreditor Agreements or otherwise claimed by or granted by the Metal Lender. Except as hereinafter provided, the Stored Precious Metal will not become part of any Customer’s Inventory for any purposes.

Section 4.2 Periodic Removal of Storage Metal.

Upon notifying the Metal Lender using the Metal Lender’s approved notice procedures, a Customer may remove Stored Precious Metal from its Segregated Storage Facility in such quantities as may be required by such Customer for its manufacturing operations; provided, however, all quantities of Stored Precious Metal so removed from a Segregated Storage Facility: (a) shall immediately and without further action become and be deemed to constitute Consigned Precious Metal under Section 2 of this Agreement and shall be subject to all of the terms and conditions of this Agreement, including Section 2 hereof; or (b) shall be paid for in full upon terms agreed to at such time by the Customer and the Metal Lender. If, following removal of the Stored Precious Metal from a Segregated Storage Facility and its designation as Consigned Precious Metal pursuant to Section 2 of this Agreement, the Consignment Limit is exceeded, the Customers will promptly and without further notice from or demand by the Metal Lender, take such action as is required by Section 2.9 hereof to reduce the amount of Consigned Precious Metal outstanding pursuant to the Consignment Facility to an amount at or below the Consignment Limit.

Section 4.3 Removal of Stored Precious Metal at Request of the Metal Lender.

From time to time, the Metal Lender may provide the Customers with reasonable written instructions specifying that a quantity of Stored Precious Metal must be delivered to the Metal Lender or to a designated third party located in the continental United States and within a 100-mile radius of where such Stored Precious Metal is then located. The Customers shall promptly following receipt of such instructions perform in accordance with such instructions. Except as provided in Section 4.2 hereof, a Customer may only remove Stored Precious Metal from safekeeping in order to deliver such Stored Precious Metal to the Metal Lender or to a third party in accordance with the Metal Lender’s written instructions. A Customer may only transfer Stored Precious Metal to a third party for the Metal Lender’s account pursuant to the terms of this Agreement notwithstanding the fact that such Customer may hold other Precious Metal for the Metal Lender’s account.

Section 4.4 Stored Precious Metal Not Subject to Fees.

None of the Customers, on the one hand, nor the Metal Lender, on the other hand, shall be required to pay to the other any consignment fees, gold loan fees, market premiums or any other fees with respect to the Stored Precious Metal while it is in a Segregated Storage Facility, and no consignment fees shall be imposed until such time as a Customer removes Stored Precious Metal from its Segregated Storage Facility pursuant to the provisions of Section 4.2 hereof.

Section 4.5 Access to Segregated Storage Facility.

The Customers will at all times provide to the Metal Lender access to each Segregated Storage Facility and to its related premises and related books and records during regular business hours, with or without notice, in order to permit the Metal Lender to verify the Customers’ compliance with the terms of this Section 4. While on any Customer’s Premises, the Metal Lender shall follow all generally applicable safety, health and security policies.

Section 4.6 Security Interest.

The Customers and the Metal Lender agree and intend that all Stored Precious Metal within a Segregated Storage Facility shall be owned solely by the Metal Lender. Each Customer hereby grants to the Metal Lender a security interest in all right, title and interest of such Customer, if any, in, under and to the Stored Precious Metal to secure the payment and performance of all Obligations contained in this Agreement, including, without limitation, the provisions of this Section 4. The Customers hereby agree that the Metal Lender is authorized to prepare and file any Uniform Commercial Code financing statements and continuations thereof reasonably deemed necessary or appropriate by the Metal Lender to evidence its ownership interest and security interest in the Stored Precious Metal. All such financing statements heretofore filed by the Metal Lender against any of the Customers with respect to this Agreement are hereby ratified.

Section 4.7 Risk of Loss.

The Customers will be liable to the Metal Lender for any theft, loss or conversion of any Stored Precious Metal held pursuant to the terms of this Section 4 or for any casualty to any Stored Precious Metal held pursuant to the terms of this Section 4 and will maintain in full force and effect insurance conforming to that required pursuant to Section 2.1(d) hereof in an amount sufficient to cover the Stored Precious Metal and naming the Metal Lender as a loss payee and as an additional insured as its interest may appear, and will deliver to the Metal Lender proof that such insurance is in full force and effect prior to the first shipment of Stored Precious Metal pursuant to the terms of this Section 4.

Section 4.8 Waiver of Setoff.

Each Customer hereby waives any and all Liens, rights of setoff or other claims against the Stored Precious Metal held for the Metal Lender pursuant to the terms of this Section 4.

Section 4.9 Termination of Segregated Storage Facility.

All Segregated Storage Facilities shall terminate on the Maturity Date or on such earlier date as the Metal Lender accelerates the Obligations by reason of the occurrence of an Event of Default hereunder. In addition, the Customers, on the one hand, or the Metal Lender, on the other hand, may at any time on thirty (30) days prior written notice to the other terminate any particular Segregated Storage Facility. Upon termination of a Segregated Storage Facility, the Customers shall return at their sole expense and risk to the Metal Lender in accordance with the Metal Lender’s reasonable written instruction all Stored Precious Metal therein. Termination of any particular Segregated Storage Facility shall not affect any Customer’s duty to perform its obligations to the Metal Lender under this Section 4.

5. PRECIOUS METAL HEDGING TRANSACTIONS.

Section 5.1 Precious Metal Hedging Transactions.

The Customers and the Metal Lender may from time to time enter into Precious Metal Hedging Transactions in form and substance and on terms, including pricing, as are mutually satisfactory to the Customers and the Metal Lender, so long as at such time (a) no Default has occurred and is continuing, and (b) one or more Letters of Credit are in effect at such time having an aggregate undrawn face amount equal to or greater than the sum of (x) one hundred five percent (105%) of the Net Marked-to-Market Exposure of all Precious Metal Hedging Transactions then in effect, plus (y) any Refining Reserve to the extent required by Section 9.22 hereof. If at any time, the aggregate undrawn face amount of all Letters of Credit is insufficient to satisfy the condition in Section 5.1(c), then the Customers will promptly, without further notice or demand by the Metal Lender, (a) make payment to the Metal Lender, (b) amend one or more Precious Metal Hedging Transactions, (c) increase the face amount of one or more Letters of Credit then in effect, or (d) enter into any combination of the foregoing, in any case, to cause such condition to be satisfied. Unless otherwise agreed by the Metal Lender, no Precious Metal Hedging Transaction shall have a maturity in excess of twelve (12) months or later than the Maturity Date.

Section 5.2 Late Fee; Default Rate on Obligations.

(a) If the entire amount of a required payment under a Precious Metal Hedging Transaction is not paid in full within ten (10) Business Days after the same is due, the Customers shall pay to the Metal Lender to the extent permitted by law by bank wire sent to a bank of such Metal Lender’s choice, a late fee equal to five percent (5%) of the required payment.

(b) Except as otherwise provided in any particular Precious Metal Hedging Transaction, each Customer hereby agrees to pay to the Metal Lender by bank wire sent to a bank of the Metal Lender’s choice or by bank check, upon demand, to the extent permitted by law, interest on any sum or amount not paid when due under any Precious Metal Hedging Transaction at a rate per annum equal to the Prime Rate, plus two percent (2%), from the date of delinquency until payment in full. Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed. Each change in the Prime Rate charged shall be effective upon each date the Prime Rate changes.

Section 5.3 Payments.

Each Customer hereby authorizes the Metal Lender to charge such Customer’s account, at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 5. Accordingly, all payments to be made by the Customer under Section 5 may be automatically debited to such account.

Section 5.4 Termination.

The Precious Metal Hedging Transaction Facility shall terminate on the Maturity Date or on such earlier date as the Metal Lender terminates the Precious Metal Hedging Transaction Facility either (a) by reason of the occurrence and continuance of an Event of Default, or (b) by the Metal Lender giving to the Customers not less than thirty (30) days prior written notice of its decision to terminate the Precious Metal Hedging Transaction Facility. Notwithstanding termination, any then outstanding Precious Metal Hedging Transactions shall continue pursuant to their terms, and until all Obligations have been fully satisfied (except for those specific covenants and conditions dealing with entering into new Precious Metal Hedging Transactions), all terms and conditions of this Agreement shall remain in full force and effect.

Section 5.5 Security.

All Obligations under this Section 5 and under all Precious Metal Hedging Transactions shall be secured by all security interests granted by this Agreement and by all Security Documents, and are subject to the Security Documents.

6. CONDITIONS.

Section 6.1 Conditions to the Metal Lender’s Obligations Hereunder.

The obligation of the Metal Lender to make the initial Consignments of Precious Metals hereunder, to make the Gold Loan or to enter into the initial Precious Metal Hedging Transactions, is subject to the satisfaction (or Metal Lender’s waiver) of all of the following conditions precedent:

(a) The representations and warranties set forth in Section 8 hereof shall be true and correct in all material respects on and as of the date hereof and the date that such Consignment, Precious Metal Gold Loan or Precious Metal Hedging Transaction is requested and is to occur or be issued.

(b) There shall have been no material adverse change in the Customers’ financial condition or their financial or business prospects, from those represented in the financial statements or other information (other than projections) submitted to the Metal Lender by or on behalf of a Customer in accordance with Section 8.5, which could reasonably be expected to have a Material Adverse Effect.

(c) No Default or Event of Default, shall have occurred and be continuing.

Section 6.2 Conditions to Subsequent Transactions.

The obligation of the Metal Lender to make any subsequent Consignments, deliveries under the Segregated Storage Facility or to enter into any subsequent Precious Metal Hedging Transaction is subject to the following conditions precedent:

(a) All warranties and representations set forth in this Agreement (except those made as of a specific date) shall be true and correct in all material respects as of the date such Consignment, delivery or Precious Metal Hedging Transaction is requested to be made.

(b) After giving effect to such requested Consignment, delivery or Precious Metal Hedging Transaction (both as of the proposed date thereof and, on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered to the Metal Lender), no Event of Default and no Default shall have occurred and be continuing, or shall result from the requested transaction.

(c) No Customer is the subject of any voluntary or involuntary petition under any chapter of the Bankruptcy Code, or any proceeding seeking the appointment of a receiver, trustee or custodian of any of its property or business.

(d) No event(s) shall have occurred, and no circumstance(s) shall exist, which individually or in the aggregate with other such circumstances or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 6.3 Customers’ Confirmation.

Each request by a Customer or the Customer Agent to the Metal Lender for the delivery of Precious Metal under the Consignment Facility, Gold Loan Facility and the Segregated Storage Facility, and for a Precious Metal Hedging Transaction under the Precious Metal Hedging Transaction Facility, shall be deemed to be a representation and warranty to the Metal Lender that the respective conditions specified in Section 6.2 for such Consignment and/or Precious Metal Hedging Transaction has been satisfied.

Section 6.4 Authorized Representatives.

Each Customer confirms that its “authorized representatives” designated under the Original Agreement shall be its initial Authorized Representatives hereunder, and that the Metal Lender may conclusively rely on such confirmation until it has received further certification from any particular Customer, in form acceptable to the Metal Lender, canceling or amending such Customer’s list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of a Customer and who is identified on such current list of the Customer shall have the right to effect transactions under the Consignment Facility, the Gold Loan Facility, the Precious Metal Hedging Transaction Facility, the Segregated Storage Facility and this Agreement. The Metal Lender shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of the Customer which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, the Metal Lender may verify any telephonic or telegraphic request for a transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Customers hereby authorize the Metal Lender at its option to record electronically all telephonic requests for transactions that the Metal Lender may receive from a Customer or any other person purporting to act on behalf of a Customer.

7. SECURITY; SUBORDINATION.

Section 7.1 Collateral.

Except as specified in Schedule 7.1 hereto, the Obligations of the Customers under this Agreement shall be secured at all times by a security interest in, and each Customer hereby grants to the Metal Lender a security interest in, all right, title and interest (if any) of each Customer in (a) all Precious Metal of each Customer whether such Precious Metal is now or hereafter owned by, consigned to or loaned to such Customers, or any of them, or in which each such Customer now or hereafter holds or acquires an interest, (b) all Inventory of each Customer which contains or consists of Precious Metal, and (c) all proceeds of all of the foregoing.

Section 7.2 Identification of Collateral.

For the purpose of identifying the Collateral, so long as Precious Metal of a particular Category is subject to any Consignment or Gold Loan, all Precious Metal of such Category in the possession or control of each Customer, or Precious Metal of such Category held by a third party for the account of a Customer, shall constitute Collateral notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process, or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, a Customer by a third party in exchange for or in consideration of Precious Metal delivered by the Metal Lender to such third party, (iii) such Precious Metal was sold by a Customer to the Metal Lender and then consigned or loaned back to such Customer pursuant to this Agreement, (iv) such Precious Metal has been commingled with other Inventory of the Customers, or (v) such Precious Metal is otherwise demonstrably not the actual Precious Metal physically delivered by the Metal Lender.

Section 7.3 Supporting Letters of Credit.

As continuing security for the prompt and punctual payment and performance of all Obligations, the Customer Agent shall cause one or more Letters of Credit to be issued for the benefit of the Metal Lender to the extent required by Sections 5.1 and 9.22 hereof, and maintain such Letters of Credit at all times until payment in full of the Obligations and termination of the Metal Lender’s obligations hereunder.

Section 7.4 Intercreditor Agreements.

Notwithstanding any provision contained herein to the contrary, as among the Metal Lender, the lenders under the Senior Credit Agreement and the Approved Consignors, the priority of security interests and consignment interests of the Metal Lender under this Agreement shall at all times be subject to, and evidenced and confirmed by, the Intercreditor Agreements.

Section 7.5 Security Documents.

Each Customer agrees to execute and deliver any and all Security Documents, in form and substance reasonably satisfactory to the Metal Lender, and take such action as the Metal Lender may reasonably request from time to time in order to cause the Metal Lender to be secured at all times as described in this Agreement.

8. REPRESENTATIONS AND WARRANTIES.

As a material inducement to the Metal Lender to enter into this Agreement and to provide Precious Metal and financial accommodations contemplated hereby, each Customer hereby represents and warrants to the Metal Lender (which representations and warranties shall survive the execution of this Agreement, the Consignments and Gold Loans of Precious Metal, the creation of the Segregated Storage Facility, and the entering into of Precious Metal Hedging Transaction) that:

Section 8.1 Existence and Standing.

Each Customer is a corporation or a limited liability company (as applicable) duly and properly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing or full force and effect under the laws of its jurisdiction of incorporation or organization (as applicable) and has all requisite corporate or limited liability company (as applicable) authority to conduct its business in each jurisdiction in which its business is conducted.

Section 8.2 Authorization and Validity.

Each Customer has the power and authority and legal right to execute and deliver the Precious Metal Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Customer of the Precious Metal Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Precious Metal Documents to which such Customer is a party constitute legal, valid and binding obligations of such Customer enforceable against such Customer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity.

Section 8.3 No Conflict; Government Consent.

Neither the execution and delivery by any Customer of the Precious Metal Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Customer or (ii) any Customer’s articles or certificate of incorporation or organization (as applicable) or by-laws, code of regulations or operating agreement (as applicable), or (iii) the provisions of any indenture, instrument or agreement to which any Customer is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien (other than Permitted Liens) in, of or on the property of such Customer pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing (other than the filing of the appropriate Security Documents), recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Customer, is required to be obtained by any Customer in connection with the execution and delivery of the Precious Metal Documents, the transactions under this Agreement, the payment and performance by the Customer of the Obligations or the legality, validity, binding effect or enforceability of any of the Precious Metal Documents.

Section 8.4 Security Interest in Collateral.

The provisions of this Agreement and the other Precious Metal Documents (once delivered hereunder) will create legal and valid Liens on all the Collateral in favor of the Metal Lender, and provided that the Metal Lender does what is required to continue the perfection of such Liens under the UCC, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Customer, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Metal Liens, to the extent any such Permitted Metal Liens would have priority over the Liens in favor of the Metal Lender pursuant to any applicable law or agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Metal Lender has not obtained or does not maintain possession of such Collateral, and (c) an alteration of such priorities pursuant to the Intercreditor Agreements.

Section 8.5 Financial Statements.

The audited consolidated financial statements of BEM and its Subsidiaries for the period ending on December 31, 2009 heretofore delivered to the Metal Lender and each of the other financial statements now or hereafter delivered pursuant to Section 9.1 were prepared in accordance with GAAP (as in effect on the date such statements were prepared) and fairly present the consolidated financial condition and operations of BEM and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. The unaudited consolidated financial statements of BEM and its Subsidiaries for the Fiscal Quarter ended July 2, 2010 heretofore delivered by BEM to the Metal Lender were prepared in accordance with GAAP (as in effect on the date such statements were prepared except for the presentation of footnotes and for applicable normal year-end audit adjustments) and fairly present the consolidated financial condition and operations of BEM and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Section 8.6 Material Adverse Change.

Since the date of the most recent financial statements delivered pursuant to Section 9.1 hereof, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Customers which could reasonably be expected to have a Material Adverse Effect.

Section 8.7 Taxes.

The Customers have filed all U.S. federal, state and local tax returns and all other tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by any Customer, except such taxes, if any, that are being contested in good faith by appropriate proceedings and for which the applicable Customer has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 8.8 Litigation and Environmental Matters.

(a) There are no actions, suits, proceedings or investigations by or before any arbitrator or governmental authority pending against or, to the knowledge of any Customer, threatened against or affecting the Customers (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity of this Agreement or the transactions contemplated hereby. There are no labor controversies pending against or, to the knowledge of any Customer, threatened against or affecting any Customer (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that question the validity of this Agreement or the transactions contemplated hereby.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Customer (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 8.9 Compliance With Laws.

Each Customer is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Investment Company Act.

No Customer is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.11 Solvency.

(a) Immediately after the making of the Gold Loan and each Consignment, and after giving effect thereto, (i) the fair value of the assets of each Customer, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Customer; (ii) the present fair saleable value of the property of each Customer will be greater than the amount that will be required to pay the probable liability of each Customer on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Customer will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Customer will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) The Customers do not intend to and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

Section 8.12 Shared Benefits of Agreement.

Each Customer expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the Precious Metal supplied, and financial accommodations extended, by the Metal Lender to any of the Customers pursuant to this Agreement. Each Customer has determined that execution, delivery, and performance of this Agreement and any other Precious Metal Documents to be executed by such Customer is within its purpose, will be of direct and indirect benefit to such Customer, and is in its best interest.

Section 8.13 Specifically Designated National and Blocked Persons.

No Customer or any of its Affiliates is a country, individual, or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

9. AFFIRMATIVE AND NEGATIVE COVENANTS.

From the date hereof and until (a) the Obligations have been paid and performed in full, and (b) the Metal Lender’s commitments and obligations, have been terminated, each Customer jointly and severally agrees that from and after the date hereof and until the payment and performance in full of all Obligations:

Section 9.1 Financial and Collateral Reporting.

Each Customer will maintain a system of accounting established and administered in accordance with GAAP, and will furnish to the Metal Lender:

(a) within ninety (90) days after the close of each Fiscal Year of BEM, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of BEM and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of BEM, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its executive officers as presenting fairly in all material respects the financial condition and results of operations of BEM and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and any matters;

(c) concurrently with any delivery of financial statements under Section 9.1(a) or 9.1(b) above, a certificate of an executive officer of BEM (i) showing the calculations necessary to determine compliance with this Agreement, and (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) concurrently with any delivery of financial statements under Section 9.1(a) or 9.1(b) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as available but in any event within twenty (20) days after the close of each Fiscal Month, a certificate as of the last day of such Fiscal Month (each a “Collateral Compliance Certificate”) detailing on a consolidating basis, in form reasonably acceptable to the Metal Lender, the quantity and location of all Precious Metal owned or otherwise held by the Customers (including all Precious Metal outstanding under Permitted Precious Metals Agreements and all Client Metal subject to any Client-Customer Arrangement) as well as Collateral supporting the Refining Reserves and Net Marked-to-Market Exposure of all Precious Metal Hedging Transactions, each of which Collateral Compliance Certificates shall serve as the basis for determining the Customers’ eligibility for additional Consignments and Precious Metal Hedging Transactions until such time as the Metal Lender receives an updated Collateral Compliance Certificate;

(f) as soon as available, but in any event not more than thirty (30) days prior to the end of each Fiscal Year of BEM, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of BEM for the upcoming Fiscal Year; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Customers, or compliance with the terms of this Agreement, as the Metal Lender may reasonably request.

Section 9.2 Use of Consignments and Gold Loans.

Each Customer will use the Consigned Precious Metal and Loaned Gold for general corporate purposes of the Customers not otherwise prohibited by this Agreement.

Section 9.3 Notices.

Each Customer through the Customer Agent, will give prompt notice in writing to the Metal Lender of: (a) the occurrence of any Event of Default; (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority against or affecting any Customer that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (c) any Lien (other than Permitted Metal Liens) attaching or asserted against any material portion of the Collateral; (d) any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance; (e) the occurrence of any “Default” under the Senior Credit Agreement or any “Event of Default” under any Permitted Precious Metals Agreement which is subject to the Metal Intercreditor Agreement; (f) the occurrence of any “Default” or “Event of Default” under any other Permitted Precious Metal Agreement not described in the preceding clause (e) which has resulted in the exercise or commencement of any creditor remedies thereunder against Precious Metal in the possession, custody or control of any Customer; and (g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this Section 9.3 shall be accompanied by a statement of an executive officer of BEM setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 9.4 Conduct of Business.

Each Customer will:

(a) carry on and conduct its business in substantially the same manner and in substantially the same or related fields of enterprise as is conducted as of the date of this Agreement;

(b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation or limited liability company, in its jurisdiction of incorporation or organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; and

(c) keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to the Metal Lender pursuant to Section 8.5.

Section 9.5 Payment of Obligations.

Each Customer will pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Customer has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 9.6 Compliance with Laws and Material Contractual Obligations.

Each Customer will (a) comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 9.7 Inspections; Field Exams.

Each Customer will permit the Metal Lender, by its respective employees, representatives and agents, from time to time during normal business hours and without disruption to the Customers’ normal business operations to (a) inspect any of the Precious Metal, the Collateral, and the books and financial records of such Customer, (b) examine, audit and make extracts or copies of the books of accounts and other financial records of such Customer, (c) have access to its properties, facilities, the Collateral and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of such Customer, and (d) review, evaluate and make test verifications and counts of the Collateral of each Customer, and (e) on not less than forty-eight (48) hours’ notice conduct field exams of each Customer at the sole cost and expense of each Customer. If an Event of Default has occurred and is continuing, each Customer shall provide such access to the Metal Lender at all times and without notice and without regard to whether such access will disrupt the Customers’ normal business operations. During any inspection conducted at a Customer’s Premises, the Metal Lender will, and will cause its employees, representatives and agents to, comply with all health, safety and security requirements of general application in effect at any such property or location where Collateral or books and records are located.

Section 9.8 Communications with Accountants.

Each Customer executing this Agreement authorizes the Metal Lender to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to the Metal Lender information relating to any Customer with respect to the business, results of operations and financial condition of any Customer.

Section 9.9 Collateral Access Agreements.

As of the date of this Agreement, the Customers have obtained and provided the Metal Lender with true and correct copies of Collateral Access Agreements with respect to each of their leased locations where Precious Metal or Inventory containing Precious Metal is stored or located. Each Customer shall use commercially reasonable efforts to maintain such Collateral Access Agreements in effect at all times, and to obtain additional Collateral Access Agreements from any future lessors, bailees or consignees (other than Approved Refiners/Fabricators and Approved Subconsignees) with respect to any leased locations, warehouses, processors or similar facilities where Precious Metal or Inventory containing Precious Metal is stored or located, which additional Collateral Access Agreements shall be reasonably satisfactory in form and substance to the Metal Lender. Each Customer shall timely and fully pay and perform in all material respects its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.

Section 9.10 Additional Collateral; Further Assurances.

(a) Subject to applicable law, each Customer shall, unless the Metal Lender otherwise consents, (i) cause each operating Subsidiary of BEM which holds Consigned Precious Metal to become or remain a Customer and become a party to this Agreement by executing a Joinder Agreement.

(b) Without limiting the foregoing, each Customer shall, and shall cause each of BEM’s Subsidiaries which is required to become a Customer pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Metal Lender such other documents and agreements, and shall take or cause to be taken such actions as the Metal Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Precious Metal Documents.

Section 9.11 Restricted Payments.

No Customer will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) BEM may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (b) Subsidiaries of BEM may declare and pay dividends ratably with respect to their equity interests, (c) BEM may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of BEM or its Subsidiaries and (d) BEM and its Subsidiaries may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and the aggregate amount of such Restricted Payments does not exceed 10% of Consolidated Net Worth as of the most recently ended Fiscal Quarter of BEM for which Financials have been delivered; provided, that the foregoing aggregate limitation for Restricted Payments shall not apply as long as the Leverage Ratio does not exceed 2.50 to 1.00 immediately prior to and immediately after giving effect to any such Restricted Payment.

Section 9.12 Indebtedness.

The Customers will not, nor will they permit any other Customer to, create, incur or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 9.12 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c) Indebtedness of any Customer to any other Customer or to any Subsidiary of BEM;

(d) Guarantees by BEM of Indebtedness of any of its Subsidiaries and by any such Subsidiary of Indebtedness of BEM or any other such Subsidiary;

(e) Indebtedness of any Customer incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness incurred in any Fiscal Year pursuant to this clause (e) shall not exceed $25,000,000;

(f) contingent obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of the reimbursement obligations in respect of letter of credit obligations permitted by the Senior Credit Agreement, (iii) consisting of the guarantees of Indebtedness incurred for the benefit of any Subsidiary of BEM if the primary obligation is expressly permitted elsewhere in this Section 9.12, and (iv) under the Beryllium Contracts;

(g) Indebtedness arising under Swap Agreements and Precious Metal Hedging Transactions having a Net Marked-to-Market Exposure not exceeding $50,000,000, which amount shall include the Swap Agreements and Precious Metal Hedging Transactions in existence on the Effective Date;

(h) Indebtedness arising under this Agreement and all other Permitted Precious Metals Agreements in an aggregate principal amount not to exceed the Aggregate Secured Precious Metal Limit;

(i) Indebtedness arising under or permitted by the Senior Credit Agreement; and

(j) other unsecured Indebtedness in an amount not in excess of $40,000,000.

Section 9.13 Fundamental Changes and Asset Sales.

(a) No Customer will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a sale and leaseback transaction), or any of the equity interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i)	any Person may merge into BEM in a transaction in which BEM is the surviving corporation;

(ii)	any Customer may merge into any other Customer (provided that any such merger involving BEM must result in BEM as the surviving entity);

(iii)	any Customer may sell, transfer, lease or otherwise dispose of its assets to any other Customer;

(iv)	each Customer may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of equipment that is obsolete or no longer useful in any meaningful way in its business, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other property of the Customers previously leased, sold or disposed of as permitted by this clause (D) during any Fiscal Year of BEM, does not represent property with a book value that (1) is greater than 10% of the Consolidated Total Assets of BEM or (2) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of BEM, in each case, as would be shown in the consolidated financial statements of BEM as at the beginning of the four-quarter period ending with the quarter in which such determination is made (or if financial statements have not been delivered hereunder for that quarter which begins the four quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter); and

(v)	any Customer may liquidate or dissolve if BEM determines in good faith that such liquidation or dissolution is in the best interests of BEM and is not materially disadvantageous to the Metal Lender, and all Consigned Precious Metal consigned to such Customer is either returned to the Metal Lender or purchased and paid for pursuant to this Agreement.

(b) No Customer will engage to any material extent in any business other than businesses of the type conducted by the Customers on the date of this Agreement and businesses reasonably related thereto.

(c) No Customer will change its Fiscal Year from the basis in effect on the date of this Agreement.

Section 9.14 Liens.

No Customer will create, incur, or suffer to exist any Lien in, of, or on any of the Collateral of such Customer, except the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to any Precious Metals Document;

(b) Liens arising in connection with Permitted Precious Metals Agreements subject to the Metal Intercreditor Agreement to the extent required by Section 9.21;

(c) Liens arising in connection with the Senior Credit Agreement subject to the Lender Intercreditor Agreement;

(d) any Lien on any property or asset of any Customer existing on the date hereof and set forth in Schedule 9.14; provided that (i) such Lien shall not apply to any other property or asset of a Customer and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) any Lien existing on any property or asset prior to the acquisition thereof by any Customer or existing on any property or asset of any Person that becomes a Customer after the date hereof prior to the time such Person becomes a Customer; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Customer, as the case may be, (ii) such Lien shall not apply to any other property or assets of a Customer and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Customer, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens on fixed or capital assets acquired, constructed or improved by any Customer; provided that (i) such security interests secure Indebtedness permitted by Section 9.12(e), (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Customer;

(g) Liens for taxes, fees, assessments, or other governmental charges or levies on the property of any Customer if such Liens (i) shall not at the time be delinquent or (ii) subject to the provisions of Section 9.5, do not secure obligations in excess of $10,000,000 and a stay of enforcement of such Lien is in effect;

(h) Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ten days past due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves shall have been provided on the Customer’s books;

(i) statutory Liens in favor of landlords of real property leased by a Customer; provided that, the Customer is current with respect to payment of all rent and other material amounts due to such landlord under any lease of such real property;

(j) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(k) the equivalent of the types of Liens discussed in clauses (g) through (j) above, inclusive, in any jurisdiction in which the Customer is engaged in business or owns property or assets;

(l) Liens arising from judgments or orders under circumstances that do not constitute an Event of Default under Section 10.1(k);

(m) Liens in favor of or asserted by any Client in Client Metals under or in connection with any Client-Customer Arrangement; and

(n) other Liens not otherwise permitted above so long as the aggregate principal amount of the obligations subject to such Liens does not at any time exceed $10,000,000.

The Permitted Liens referred to in this Section 9.14, excluding those referred to in clauses (e), (g) and (n) above, are referred to in this Agreement as “Permitted Metal Liens”.

Section 9.15 Change of Name or Location.

No Customer shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, without at least fifteen (15) Business Days’ prior written notice to the Metal Lender and the Metal Lender shall have either (i) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Metal Lender’s security interest in the Collateral, or (ii) after the Metal Lender’s written acknowledgement that any reasonable action requested by the Metal Lender in connection therewith, including to continue the perfection of any Liens in favor of the Metal Lender in any Collateral, has been completed or taken, and, provided that, with respect to any Customer, any new location shall be in continental U.S.

Section 9.16 Amendments to Agreements.

No Customer will amend or terminate its articles of incorporation, charter, by-laws, code of regulations or other organizational document in any manner that could reasonably be expected to materially and adversely affect the Metal Lender’s Liens on the Collateral.

Section 9.17 Financial Covenants.

(a) Maximum Leverage Ratio. BEM will not permit the Leverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be greater than 3.50 to 1.00.

(b) Minimum Fixed Charge Coverage Ratio. BEM will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be less than 1.50 to 1.00.

Section 9.18 Subordination of Intercompany Notes.

All Indebtedness evidenced by an intercompany note, together with all accrued interest thereon, and any other indebtedness for borrowed money now owing or which hereafter may become owing by or from a Customer to any other Customer, howsoever such indebtedness may be hereafter created, extended, renewed or evidenced, together with all accrued interest thereon and any and all other obligations and liabilities of any kind owing by or from a Customer to any other Customer shall at all times and in all respects be subordinate and junior in right of payment to any and all obligations, liabilities and indebtedness of any kind of the Customers to the Metal Lender including, without limitation, the Obligations, and any extensions, renewals, modifications, and amendments thereof and all accrued interest thereon and any fees owing by the Customers to the Metal Lender; provided, however, that the Customers may make payments in respect of intercompany notes as long as such payment will not result in an Event of Default.

Section 9.19 Accounting Methods.

No Customer shall modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Customers’ accounting records without such accounting firm or service bureau agreeing to provide to the Metal Lender information relating to (a) the Customers’ financial condition and (b) the Collateral.

Section 9.20 Precious Metal.

No Customer shall grant any security interest or ownership rights to any of its customers with respect to any of the Consigned Precious Metal or Loaned Gold whether or not such customers have prepaid orders for the Consigned Precious Metal or Loaned Gold or any products or property which does or will include the Consigned Precious Metal or Loaned Gold. Notwithstanding the foregoing, the parties agree that any Client may file financing statements or other public notices with respect to any Client Metal subject to any Client-Customer Arrangement.

Section 9.21 Consignments.

(a) No Customer shall obtain Gold, Silver, Platinum, Palladium or Rhodium on a secured basis (whether styled as a consignment, loan, conditional sale or other secured financing) from any supplier, lender, consignor or financial institution other than the Metal Lender unless (i) no Precious Metal of the same Category is outstanding on Consignment to any Customer under Section 2 hereof, or (ii) such other supplier, lender, consignor or financial institution executes and delivers to the Metal Lender a counterpart or joinder to the Metal Intercreditor Agreement in form and substance reasonably acceptable to the Collateral Agent.

(b) Notwithstanding any provision contained in this Agreement to the contrary, if any Customer holds any Precious Metal of a particular Category on a secured basis (whether styled as a consignment, loan, conditional sale or other secured financing) pursuant to any Permitted Precious Metals Agreement (other than this Agreement), the Customers will not have the right to obtain Consignments of the same Category of Precious Metals under this Agreement unless the supplier, lender, consignor or financial institution under such Permitted Precious Metals Agreement executes and delivers to the Metal Lender an intercreditor agreement (which may be the Metal Intercreditor Agreement) in form and substance reasonably acceptable to the Metal Lender.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the foregoing Sections 9.21(a) and 9.21(b) shall not apply to any Precious Metal that a Customer obtains from any supplier, lender, consignor or financial institution on an unsecured basis, and each Customer shall be entitled to obtain any Category of Precious Metals on an unsecured basis from any supplier, lender, consignor or financial institution. For purposes of this Section 9.21(c) only, the parties to this Agreement agree that the Lease, dated as of December 20, 2006, between WAM and BASF Corporation (as the assigned of BASF Catalysts, LLC), as amended from time to time, will be deemed unsecured.

(d) For the avoidance of doubt, each Customer shall be entitled to (i) purchase Precious Metals for cash from any Person, (ii) enter into hedging transactions with any Person, and (iii) enter into Client-Customer Arrangements in the ordinary course of such Customer’s business.

Section 9.22 Refining Reserves; Letters of Credit.

The Customers shall at all times maintain the sum of (a) Equity Precious Metal, plus (b) the available undrawn face amount of all Letters of Credit which secure the Customer’s Obligations, plus (c) such other Collateral provided by the Customers (other than Precious Metal) as the Metal Lender may approve from time to time and in which the Metal Lender holds solely for its own benefit a first priority perfected security interest, in an amount equal to or greater than the Refining Reserve. If at any time, the Customers fail to satisfy the requirements of this Section 9.22, then the Customers shall promptly (i) cause an amount of Consigned Precious Metal or Loaned Gold to be returned to the Metal Lender or purchased and paid for, in each case in accordance with Section 2.9 or 3.9, as applicable, or (ii) cause an amount of such Consigned Precious Metal or Loaned Gold (other than Approved Subconsignee Precious Metal) to be moved to one or more Approved Domestic Locations, or (iii) amend one or more Letters of Credit or cause additional Letters of Credit to be issued, or (iv) purchase or otherwise acquire Equity Precious Metal, or (v) provide additional Collateral meeting the requirements of clause (c) above, or (vi) engage in any combination of the foregoing, such that the Customers are in compliance with the covenant set forth in the first sentence of this Section 9.22.

Section 9.23 Location of Precious Metal.

(a) The Customers shall at all times maintain one hundred percent (100%) of the Consigned Precious Metal and Loaned Gold physically located at (i) one or more Approved Locations, (ii) in transit between any Approved Locations, or (iii) in transit to Metal Lender.

(b) The Customers shall not permit the value (as determined pursuant to Section 2.2 hereof) of all Precious Metal of the Customers in the possession of, or in transit to, Approved Refiners/Fabricators to exceed $20,000,000 at any time.

(c) The Customers shall not permit the value (as determined pursuant to Section 2.2 hereof) of all Precious Metal of the Customers in the possession of, or in transit to, Approved Subconsignees to exceed $10,000,000 at any time.

Section 9.24 Permitted Precious Metals Agreements.

(a) The Customers shall provide the Metal Lender with (i) prompt written notice of each Permitted Precious Metals Agreement and Client-Customer Arrangement entered into by any Customer from time to time, (ii) a copy of each Permitted Precious Metals Agreement and each agreement entered into to evidence any Client-Customer Arrangement, (iii) notice of any Lien filed in connection with a Permitted Precious Metals Agreement or a Client-Customer Arrangement, and (iv) such additional information as the Metal Lender may reasonably request from time to time with respect to all Permitted Precious Metals Agreements and all Client-Customer Arrangements.

(b) (i) The Customers shall ensure that (A) the sum of: (1) the aggregate value (determined in accordance with Section 2.2 hereof) of all Precious Metal held by the Customers (which may include Precious Metal obtained or held by any Customer pursuant to this Agreement, any Permitted Precious Metal Agreement and any Client-Customer Arrangement) at one or more Approved Locations, plus (2) the aggregate undrawn face amount of any Letters of Credit in excess of the Refining Reserve and the Net Marked-to-Market Exposure of all Precious Metal Hedging Transactions, at all times equals or exceeds (B) the sum of: (1) the aggregate value (determined in accordance with Section 2.2 hereof) of Consigned Precious Metal and Loaned Gold consigned or loaned to the Customers under this Agreement, plus (2) the aggregate value (determined in accordance with Section 2.2 hereof) of Precious Metal outstanding to the Customers under all Permitted Precious Metals Agreements (other than this Agreement), plus (3) the aggregate value (determined in accordance with Section 2.2 hereof) of Precious Metal outstanding to the Customers under any Client-Customer Arrangement.

(ii) If it is determined that a Physical Metal Deficiency (as defined below) exists, then within 45 days of any Authorized Representative becoming aware of such Physical Metal Deficiency, the Customers shall (A) purchase or otherwise acquire Equity Precious Metal, or (B) amend one or more Letters of Credit or cause additional Letters of Credit to be issued, or (C) provide a Collateral Compliance Certificate evidencing a reduction in such Physical Metal Deficiency, or (D) engage in any combination of the foregoing, to the extent necessary to cure such Physical Metal Deficiency. During such 45-day period, the Customer’s failure to comply with Section 9.24(b) shall not be deemed to be a Default under this Agreement. As used in this Agreement, the term “Physical Metal Deficiency” means the amount, if any, by which (i) the amount determined pursuant to Section 9.24(b)(i)(B), exceeds (ii) the amount determined pursuant to Section 9.24(b)(i)(A).

(c) The Customers shall ensure that at all times the Aggregate Secured Precious Metal Facility Indebtedness does not exceed the Aggregate Secured Precious Metal Limit.

10. EVENTS OF DEFAULT AND ACCELERATION.

Section 10.1 Events of Default.

In each case of the occurrence of any one or more of the following events (each of which is herein called an “Event of Default”):

(a) any representation or warranty made or deemed made by or on behalf of a Customer herein or in any of the Precious Metal Documents or in any certificate, statement or agreement furnished in writing by the Customers in connection with this Agreement or any Precious Metal Document shall prove to be false or misleading in any material respect; or

(b) default in the payment of any Obligation, when the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or by acceleration or otherwise and continuation thereof for a period of two (2) Business Days; or

(c) (i) default by any Customer in the due observance or performance of, or compliance with, any covenant or agreement contained in any of Sections 9.2, 9.3 or 9.4 (with respect to a Customer’s existence), Section 9.7, Sections 9.10 through 9.21, inclusive, or Section 9.24(b); or (ii) default by any Customer in the due observance or performance of, or compliance with, any covenant or agreement contained in Section 9.22 or 9.23 and continuance of such default for five (5) Business Days after occurrence; or

(d) default by any Customer (other than a default which constitutes an Event of Default under another subsection of this Section 10.1) in the due observance or performance of, or compliance with, any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or pursuant to the terms of any other Precious Metal Document and which default shall continue unremedied for thirty (30) days after Customer Agent’s receipt of written notice thereof from the Metal Lender; or|

(e) any Customer shall (i) make an assignment for the benefit of creditors; or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Code by or against any Customer; provided, however, that the involuntary filing of a petition in bankruptcy against a Customer shall not constitute an Event of Default unless such Customer fails to object and the petition is not stayed or discharged within sixty (60) days after the filing thereof; or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of the property or business of any Customer; or (iv) become insolvent or suffer the entry of an order for relief under the Bankruptcy Code; or (v) make an admission in writing of its inability to pay its debts as they become due; or

(f) the occurrence of any loss, theft, destruction of or damage to any of the Consigned Precious Metal, the Loaned Gold or Stored Precious Metal which is not either adequately covered by insurance payable to the Metal Lender or paid for by the Customer as provided in this Agreement within fifteen (15) days of such occurrence; or

(g) the occurrence of any attachment of any Lien (other than a Permitted Metal Lien) on any of the Consigned Precious Metal, the Loaned Gold or Stored Precious Metal; or

(h) the occurrence of any attachment of any Lien (other than a Permitted Metal Lien) on any other Collateral and such attachment shall not be discharged within thirty (30) days of the date such attachment was made; or

(i) (i) an “Event of Default” shall occur under and as defined in the Senior Credit Agreement; (ii) an “Event of Default” shall occur under and as defined in any Permitted Precious Metals Agreement that is subject to the Metal Intercreditor Agreement; or a default shall occur with respect to any evidence of Material Indebtedness of any Customer, if the effect of such default is to accelerate the maturity of such Material Indebtedness or to permit the holder thereof to cause such Material Indebtedness to become due prior to the stated maturity thereof; or if any Material Indebtedness of any Customer is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise; or

(j) any Change in Control shall occur; or

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (or the equivalent thereof in currencies other than dollars) shall be rendered against any Customer and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Customer to enforce any such judgment; or

(l) (i) any Security Document or this Agreement shall for any reason (other than the Metal Lender’s negligence) fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Precious Metal Document, or (ii) any Security Document shall fail to remain in full force or effect or any action shall be taken by a Customer or other party thereto (other than the Metal Lender) to discontinue or to assert the invalidity or unenforceability of any Security Document; or

(m) any material provision of any Precious Metal Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or any Customer shall challenge the enforceability of any Precious Metal Document (including, without limitation, any Intercreditor Agreement) or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Precious Metal Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms; or

(n) the Customers shall fail to renew or replace any Letter of Credit securing this Agreement, or any extension(s) or replacement(s) therefor, at least ten (10) Business Days prior to its scheduled expiry date, if any, unless the Customers have demonstrated to the Metal Lender’s reasonable satisfaction that the loss of such Letter of Credit is adequately offset by other existing Letters of Credit and other Collateral and will not result in an Event of Default with respect to Section 5.1 or 9.22 hereof; or the issuer of any Letter of Credit shall seek to modify, revoke or terminate its liability under a Letter of Credit, or any governmental agency shall seek to limit, defer, postpone or terminate the Metal Lender’s rights or the issuer’s liability under a Letter of Credit, unless the Customers have replaced such Letter of Credit with a substitute Letter of Credit within ten (10) Business Days or have demonstrated to the Metal Lender’s reasonable satisfaction that the loss of such Letter of Credit is adequately offset by other Collateral and will not result in an Event of Default under Section 5.1 or 9.22 hereof;

then in any such event, immediately upon the occurrence of the Event of Default set forth in subparagraph (e) above, and during the continuance of such Event of Default, at the option of the Metal Lender in all other cases (i) the obligations of the Metal Lender hereunder shall terminate, (ii) the Customers shall promptly return to the Metal Lender all Consigned Precious Metal theretofore consigned to but not purchased and paid for by the Customers and all Loaned Gold not settled and paid for by the Customers, and all Stored Precious Metal not purchased and paid for by the Customers, (iii) all the Customers’ obligations to the Metal Lender (including, without limitation, those under the Consignment Facility, the Gold Loan Facility, the Segregated Storage Facility and the Precious Metal Hedging Transaction Facility) shall become immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Customers or any instrument evidencing the Customers’ Obligations to the Metal Lender; (iv) the Metal Lender may draw against any and all Letters of Credit securing this Agreement; and (v) the Customers shall deliver cash collateral to the Metal Lender equal to the Net Marked-to-Market Exposure of all Precious Metal Hedging Transactions to be held by the Metal Lender and on such terms and conditions as shall be satisfactory to the Metal Lender in its sole discretion. The Metal Lender shall in addition have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to any Collateral now or hereafter securing the Customer’s Obligations hereunder. The Customers shall, at the Metal Lender’s request, immediately assemble all such Collateral and Precious Metal, and the Metal Lender may go upon the Customer’s Premises to take immediate possession thereof.

Section 10.2 Waiver.

No failure or delay on the Metal Lender’s part to exercise or to enforce any of the Metal Lender’s rights hereunder or under any other instruments or agreement evidencing the Customers’ Obligations to the Metal Lender or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on the Metal Lender’s part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. The Metal Lender’s rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by the Metal Lender to the Customers with respect to the Customers’ Obligations to the Metal Lender or any instrument given the Metal Lender in connection therewith, and each Customer hereby waives notice of any such extension, compromise or other indulgence and consent to be bound thereby as if they had expressly agreed thereto in advance.

11. AMENDMENTS/WAIVERS.

This Agreement (including the Schedules hereto) and the other Precious Metal Documents constitute the entire agreement of the parties herein and supersede any and all prior agreements, written or oral, as to the matters contained herein, and no modification or waiver of any provision hereof or of any Precious Metal Document, nor consent to the departure by the Customers therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.

12. INDEMNIFICATION.

The Customers agree to indemnify and hold harmless the Metal Lender from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement, the Security Documents or any other Precious Metal Documents executed or delivered in connection herewith and any related documents or the transactions contemplated hereby other than to the extent that such liability, claim, action, suit, loss, damages or expense is the result of gross negligence or willful misconduct of the Metal Lender and excluding any of the foregoing which arise out of claims, actions, and suits brought by the Customers or any of their Affiliates including, without limitation, (a) any actual or proposed use by the Customers of the Consignment Facility, the Gold Loan Facility, the Segregated Storage Facility and the Precious Metal Hedging Transaction Facility, (b) the Customers or any of their Affiliates entering into or performing this Agreement or any of the other documents or agreements executed or delivered in connection herewith and any related documents, or (c) with respect to the Customers and their Affiliates and their respective properties and assets, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Metal Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Customers agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Customers under this Section are unenforceable for any reason, the Customers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section shall survive the repayment of the Obligations and the termination of the obligations of the Metal Lender hereunder.

13. SETOFF.

Each Customer hereby grants to the Metal Lender, a continuing Lien and right of setoff as security for all liabilities and obligations to the Metal Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Metal Lender. At any time upon the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by the Customer), but without any duplication in recovery, the Metal Lender may setoff the same or any part thereof and apply the same to any liability or obligation of any Customer even though unmatured and regardless of the adequacy of any other Collateral (other than obligations and liabilities under any Precious Metal Hedging Transaction which are adequately cash-collateralized). ANY AND ALL RIGHTS TO REQUIRE THE METAL LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE CUSTOMER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

14. ASSIGNMENTS.

Section 14.1 Assignment by Customers.

The rights of the Customers under this Agreement may not be assigned to any third party without the prior written consent of the Metal Lender. All covenants and agreements of the Customers contained herein shall bind the Customers and their successors and assigns, and shall inure to the benefit of the Metal Lender, its successors and assigns.

Section 14.2 Participations.

(a) The Metal Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Customers, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Metal Lender’s obligations under this Agreement (other than the Segregated Storage Facility) and/or any or all of the commitments held by the Metal Lender under this Agreement (other than the Segregated Storage Facility). In the event of any such grant by the Metal Lender of a participating interest to a Participant, whether or not upon notice to the Customers, Metal Lender shall remain responsible for the performance of its obligations hereunder and the Customers shall continue to deal solely and directly with Metal Lender in connection with Metal Lender’s rights and obligations hereunder. Subject to the terms and provisions of any Precious Metal Document, the Metal Lender may furnish any information concerning the Customers in its possession from time to time to prospective Participants, provided that Metal Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information;

(b) The Metal Lender may sell participations to a Participant in all or a portion of such Metal Lender’s rights and obligations under this Agreement (including all or a portion of its commitment to consign Precious Metal); provided that each of the Customers and the Metal Lender must give its prior written consent to the sale of such participation (which consent shall not be unreasonably withheld but which consent must be obtained prior to the release of any information to such participant); and provided further that any consent of the Customers otherwise required under this Section shall not be required if an Event of Default has occurred and is continuing. In addition, any sale of a participation shall provide that (i) such Metal Lender’s obligations under this Agreement shall remain unchanged, (ii) such Metal Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Customers shall continue to deal solely and directly with the Metal Lender in connection with the rights and obligations of the parties under this Agreement. Any agreement or instrument pursuant to which the Metal Lender sells such a participation shall provide that the Metal Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

Section 14.3 Pledges.

The Metal Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Metal Lender from any of its obligations hereunder or substitute any such assignee for such Metal Lender as a party hereto.

15. EXPENSES.

The Customers shall pay upon demand all reasonable out-of-pocket expenses of the Metal Lender in connection with the preparation, administration, collection, waiver or amendment of credit terms, or in connection with the Metal Lender’s exercise, preservation or enforcement of any of its rights or remedies hereunder and under the Security Documents, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the loan and consignment or any Collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any applicable default rate specified in this Agreement) and be an obligation secured by any Collateral.

16. GOVERNING LAW; JURY TRIAL WAIVER; CONSENT TO JURISDICTION; MISCELLANEOUS.

Section 16.1 Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law). Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 16.2 Forum; Waiver of Jury Trial.

EACH CUSTOMER HEREBY IRREVOCABLY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER PRECIOUS METAL DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF RHODE ISLAND OR NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON CUSTOMER BY MAIL AT THE CUSTOMER’S ADDRESS SET FORTH IN THIS AGREEMENT. EACH CUSTOMER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM. EACH CUSTOMER AND THE METAL LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER PRECIOUS METAL DOCUMENTS AT ANY TIME EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE METAL LENDER RELATING TO THE ADMINISTRATION OF THE CONSIGNMENTS, GOLD LOANS, THE PRECIOUS METAL HEDGING TRANSACTIONS, AND THE SEGREGATED STORAGE FACILITY, OR ENFORCEMENT OF THE PRECIOUS METAL DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH CUSTOMER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH CUSTOMER CERTIFIES THAT NO REPRESENTATIVE OF METAL LENDER OR ATTORNEY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE METAL LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE METAL LENDER TO ACCEPT THIS AGREEMENT AND EXTENDS THE FACILITIES HEREUNDER.

Section 16.3 Usury.

All agreements between the Customers and the Metal Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness or Obligations evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Metal Lender for the use or the forbearance of the Indebtedness or Obligations evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Customers and the Metal Lender in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Precious Metal Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Metal Lender should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the non-interest portion of the Obligations evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Customers and the Metal Lender.

Section 16.4 Additional Costs.

If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Metal Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject the Metal Lender to any tax (except for taxes on income or profits), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the making of Fixed Rate Consignments or Fixed Rate Gold Loans, or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Metal Lender of the principal of or the interest on Fixed Rate Consignments or Fixed Rate Gold Loans or any other amounts payable to the Metal Lender under this Agreement for Fixed Rate Consignments or Fixed Rate Gold Loans, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of the Metal Lender as they relate to this Agreement, or

(d) impose on the Metal Lender any other conditions or requirements with respect to Fixed Rate Consignments or Fixed Rate Gold Loans or any class of commitments of which any of Fixed Rate Consignments or Fixed Rate Gold Loans form a part;

(e) and the result of any of the foregoing is:

(i)	to increase the cost to the Metal Lender of making, funding, issuing, renewing, extending or maintaining any of the Fixed Rate Consignments or Fixed Rate Gold Loans, or

(ii)	to reduce the amount of principal, interest or other amount payable to the Metal Lender hereunder on account of any of the Fixed Rate Consignments or Fixed Rate Gold Loans, or

(iii)	to require the Metal Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Metal Lender for the Customers hereunder, then, and in each such case, the Customers will, upon demand by the Metal Lender, at any time and from time to time and as often as the occasion therefor may arise, pay to the Metal Lender such additional amounts as will be sufficient to compensate the Metal Lender for such additional cost, reduction, payment or foregone interest or other sum.

Section 16.5 Capital Adequacy.

If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by the Metal Lender or any corporation controlling the Metal Lender and the Metal Lender determines that the amount of capital required to be maintained by them, or any of them, is increased by or based upon the existence of Fixed Rate Consignments or Fixed Rate Gold Loans made or deemed to be made pursuant hereto or the commitments of the Metal Lender hereunder, then the Metal Lender may notify the Customer of such fact, and the Customers shall pay to the Metal Lender from time to time upon demand, as an additional fee payable hereunder, such amount as the Metal Lender shall determine and certify in a notice to the Customers to be an amount that will adequately compensate the Metal Lender in light of these circumstances for its increased costs of maintaining such capital. The Metal Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

Section 16.6 Certificate.

A certificate setting forth any additional amounts payable pursuant to Sections 16.4 and 16.5 and a brief explanation of such amounts which are due, submitted by the Metal Lender to the Customers, shall be prima facie evidence that such amounts are due and owing.

Section 16.7 Survival of Representations and Covenants.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Consigned Precious Metal or Loaned Gold by the Metal Lender to the Customers, the entering into of Precious Metal Hedging Transactions and the execution and delivery to the Metal Lender of this Agreement, and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Customers shall inure to the benefit of the successors and assigns of the Metal Lender.

Section 16.8 Notices.

All notices, requests, demands and other communications provided for hereunder shall be in writing (including telecopied or electronic communication) and mailed or telecopied or delivered to the applicable party at the addresses indicated below or, in the case of electronic communication, at the e-mail address designated by each party.

If to the Metal Lender:

The Bank of Nova Scotia
One Liberty Plaza, 25th Floor
New York, NY 10006
Attention: Tim Dinneny, Managing Director

Telecopy No.: (212) 225-6248

in each case (except for routine communications) with a copy to:

Torys LLP
237 Park Avenue
New York, NY 10017
Attention: Darien G. Leung, Esq.
Telecopy No.: (212) 682-0200

If to the Customer:

c/o Brush Engineered Materials Inc.
6070 Parkland Blvd.
Mayfield Heights, Ohio 44124
Attention: Michael C. Hasychak, Vice President, Treasurer and
Secretary
Telecopy No.: (216) 481-2523

in each case (except for routine communications) with a copy to:

Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215
Attention: Jeffrey D. Litle, Esq.
Telecopy No.: (614) 461-4198

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communication shall be deemed given upon receipt by the party to whom such notice is directed.

The address of the Metal Lender for payment by or on behalf of the Customer hereunder is as follows:

The Bank of Nova Scotia, New York
SWIFT code NOSCUS33 ABA: #026002532 For further credit to
Account # 06 12030 Scotia Mocatta NY
Ref: Brush Engineered Materials
Section 16.9	Lost Documents.

Upon receipt of an affidavit of an officer of the Metal Lender as to the loss, theft, destruction or mutilation of this Agreement or any Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, the Customers will execute and deliver, in lieu thereof, a replacement Agreement or Security Document.

Section 16.10 Waiver.

Neither any failure nor any delay on the part of the Metal Lender in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.

Section 16.11 Severability.

Any provision of this Agreement or any of the Security Documents or other Credit Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 16.12 Section Headings, Etc.

Any Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 16.13 Counterparts.

This Agreement may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, each of which shall be an original and all of which counterparts shall together constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as an in-hand delivery of an original executed counterpart hereof.

Section 16.14 Disclaimer of Reliance.

Neither the Metal Lender nor the Customers have relied on any oral representations concerning any of the terms or conditions of this Agreement or any of the Security Documents in entering into the same. Each party acknowledges and agrees that none of the officers of any other party has made any representations that are inconsistent with the terms and provisions of this Agreement and the Security Documents, and no party has relied on any oral promises or representations in connection therewith.

Section 16.15 Environmental Indemnification.

In consideration of the execution and delivery of this Agreement by the Metal Lender and the making of consignments and other extensions of credit, each Customer hereby indemnifies, exonerates and holds the Metal Lender and each of its officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by the Customers of any Hazardous Material; or

(b) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Customer of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expense or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, a Customer;

except, in each case arising by reason of an Indemnified Party’s negligence or misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Customer agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Notwithstanding anything to the contrary herein contained, the obligations and liabilities under this Section shall survive and continue in full force and effect and shall not be terminated, discharged or released in whole or in part irrespective of whether all the Obligations have been paid in full or the Metal Lender’s commitment to consign Precious Metal has been terminated.

Section 16.16 Joint and Several Obligations; Suretyship Waivers and Consents.

(a) Each covenant, agreement, obligation, representation and warranty of the Customers contained herein constitutes the joint and several undertaking of each Customer.

(b) Each Customer acknowledges that the Obligations of such Customer undertaken herein might be construed to consist, at least in part, of the guaranty of Obligations of the other Customer and, in full recognition of that fact, each Customer consents and agrees that the Metal Lender may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Customer, and without affecting the enforceability or continuing effectiveness hereof as to such Customer: (i) with the written consent of the other Customers, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Security Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept partial payments; (iv) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Metal Lender in its sole and absolute discretion may determine; (v) release any Person from any personal liability with respect to this Agreement or any part thereof; (vi) settle, release on terms satisfactory to the Metal Lender or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Customer or any other Person, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Customer or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby.

(c) The Metal Lender may enforce this Agreement independently as to each Customer and independently of any other remedy or security the Metal Lender at any time may have or hold in connection with the Obligations evidenced hereby, and it shall not be necessary for the Metal Lender to marshal assets in favor of any Customer or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Customer expressly waives any right to require the Metal Lender to marshal assets in favor of any Customer or any other Person or to proceed against any other Customer or any Collateral provided by any Person, and agrees that the Metal Lender may proceed against Customers or any Collateral in such order as it shall determine in its sole and absolute discretion.

(d) The Metal Lender’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Customers’ Obligations to the Metal Lender which thereafter shall be required to be restored or returned by the Metal Lender, all as though such amount had not been paid.

(e) To the maximum extent permitted by applicable law, and to the extent that the Obligations of a Customer are deemed to be a guaranty of the Obligations of another Customer, each Customer expressly waives any and all suretyship defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of the other Customers with respect to the Obligations evidenced hereby, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations evidenced hereby or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations evidenced hereby, (iii) the cessation for any cause whatsoever of the liability of the other Customers (other than by reason of the full payment and performance of all Obligations), (iv) any failure of the Metal Lender to comply with applicable law in connection with the sale or other disposition of any Collateral or other security for any Obligation, (v) any act or omission of the Metal Lender or others that directly or indirectly results in or aids the discharge or release of any Customer or the Obligations evidenced hereby or any security or guaranty therefor by operation of law or otherwise, (vi) the avoidance of any Lien in favor of the Metal Lender for any reason, or (vii) any action taken by the Metal Lender that is authorized by this Section or any other provision hereof or of any Security Document. Until such time, if any, as all of the Obligations have been paid and performed in full and no portion of any commitments of the Metal Lender to consign Precious Metal to the Customers under any agreement remains in effect, no Customer shall have any right of subrogation, contribution, reimbursement or indemnity from any other Customer, and each Customer (only in its capacity as a guarantor or surety) expressly waives any right to enforce any remedy that the Metal Lender now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any Collateral now or hereafter held by the Metal Lender.

Section 16.17 Amendment and Restatement.

This Agreement amends and restates in its entirety the Original Agreement and, as of the Effective Date, (a) all “Consigned Precious Metal” and all “Loaned Gold” outstanding under the Original Agreement shall constitute Consigned Precious Metal and Loaned Gold hereunder, and (b) all other obligations outstanding under the Original Agreement shall constitute Obligations outstanding hereunder.IN WITNESS WHEREOF, the Metal Lender and the Customers have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the day and year first above written.

CUSTOMERS:
BRUSH ENGINEERED MATERIALS INC. By: /s/ Michael C. Hasychak Michael C. Hasychak Vice President, Treasurer and Secretary	WILLIAMS ADVANCED MATERIALS INC. By: /s/ Michael C. Hasychak Michael C. Hasychak Vice President, Treasurer and Secretary
TECHNICAL MATERIALS, INC. By: /s/ Michael C. Hasychak Michael C. Hasychak Vice President, Treasurer and Secretary	BRUSH WELLMAN INC. By: /s/ Michael C. Hasychak Michael C. Hasychak Vice President, Treasurer and Secretary
ZENTRIX TECHNOLOGIES INC. By: /s/ Michael C. Hasychak Michael C. Hasychak Chief Financial Officer and Secretary	WILLIAMS ACQUISITION, LLC By: /s/ Michael C. Hasychak Michael C. Hasychak Treasurer
THIN FILM TECHNOLOGY, INC. By: /s/ Gary W. Schiavoni Gary W. Schiavoni Secretary	TECHNI-MET, LLC By: /s/ Gary W. Schiavoni Gary W. Schiavoni Asst. Secretary and Asst. Treasurer
ACADEMY CORPORATION By: /s/ Richard W. Sager Richard W. Sager President	ACADEMY GALLUP, LLC By: /s/ Richard W. Sager Richard W. Sager Manager
METAL LENDER:

THE BANK OF NOVA SCOTIA By: /s/ Sangeeta Shah Name: Sangeeta Shar Title: Associate Director
By: /s/ Manoj Agrawal Name: Manoj Agrawal Title: Director and Head of Credit Solutions

Signature Page
Third Amended and Restated Precious Metals Agreement